CONSENT SOLICITATION STATEMENT

                              CONSENT SOLICITATION
                          in respect of all outstanding
                    11 7/8% Senior Subordinated Notes Due 2008
                               CUSIP No. 008540AB2

                                       of

                              Agrilink Foods, Inc.

                                -----------------

     o We are soliciting consents from the holders of our outstanding 11 7/8% Senior Subordinated Notes due 2008 to amend or waive certain provisions in the indenture governing the notes (the "Indenture"), which consent must be obtained to consummate the recently announced investment by Vestar/Agrilink Holdings LLC ("Vestar") in us.

     o On June 21, 2002, Vestar, an affiliate of Vestar Capital Partners IV, L.P. which is managed by Vestar Capital Partners ("Vestar Capital"), a leading investment firm with meaningful experience in the food and consumer products industries, announced the signing of a definitive agreement to provide for a $175.0 million equity investment in us. Following Vestar's investment in us, Vestar will have voting control of Agrilink.

     o A condition to the closing of Vestar's investment in us is the receipt of the consents described in this Consent Solicitation Statement.

     o After the closing of Vestar's equity investment, we will operate as a separate and independent entity from Pro-Fac Cooperative, Inc. ("Pro-Fac"). While Pro-Fac will continue to guarantee the notes as it has done in the past, following Vestar's investment Pro-Fac will no longer control us.

     o Substantially all of Pro-Fac's rights and responsibilities under the Indenture, other than Pro-Fac's guarantee of the notes, will be reduced or eliminated through the consents.

     o If you are a registered holder as of the close of business on July 8, 2002, the Record Date for this Consent Solicitation, and consent to the Proposed Amendments and Requested Waivers before the Consent Solicitation expires, then on or promptly after consummation of Vestar's investment in us, you will receive a Consent Payment of 0.125% or $1.25 in cash for each $1,000 principal amount of notes for which approval of the consents are given and not revoked.

     o The Consent Solicitation expires at 5:00 p.m., New York City time, on July 22, 2002, unless extended. We do not currently intend to extend the Consent Solicitation.

     o We are conditioning the completion of this Consent Solicitation on, among other things, the receipt of valid consents by at least 75% of the aggregate principal amount of outstanding notes.

             The Solicitation Agent for the Consent Solicitation is:
                                 LEHMAN BROTHERS

             The Information Agent for the Consent Solicitation is:
                                 D.F. KING & CO.

                                 ---------------

        The date of this Consent Solicitation Statement is July 9, 2002.

                                TABLE OF CONTENTS


ABOUT THIS CONSENT SOLICITATION STATEMENT.........................................................................i

AVAILABLE INFORMATION.............................................................................................i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................................................i

THE CONSENT SOLICITATION........................................................................................iii

SUMMARY...........................................................................................................1
         General..................................................................................................1
         The Company..............................................................................................1
         Vestar Capital - The New Controlling Shareholder.........................................................1
         Pro-Fac - The Former Controlling Shareholder.............................................................1
         Recent Developments......................................................................................1
         The Recapitalization.....................................................................................3
         New and Amended Agreements with Pro-Fac..................................................................5
         New Dean Specialty Foods and Seneca Foods Corporation Side Letter Agreements.............................6
         New Vestar and Vestar Capital Agreements.................................................................7
         New Senior Secured Credit Facility.......................................................................7
         Great Lakes Kraut Company Joint Venture..................................................................8
         Goodwill Impairment......................................................................................8
         The Proposed Amendments..................................................................................9
         The Requested Waivers...................................................................................12
         The Consent Solicitation................................................................................13

FINANCIAL INFORMATION............................................................................................14
         Capitalization..........................................................................................14
         Unaudited Pro Forma Financial Information...............................................................15

THE PROPOSED AMENDMENTS..........................................................................................26
         How to Consent..........................................................................................54
         Revocation of Consents..................................................................................55
         Expiration Date.........................................................................................55
         Solicitation Agent, Information Agent, Tabulation Agent and Paying Agent................................55
         Fees and Expenses.......................................................................................56

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.....................................................................57

                    ABOUT THIS CONSENT SOLICITATION STATEMENT

         In this Consent Solicitation Statement:

         o "Agrilink," "we," "us" and "our" refers to Agrilink Foods, Inc. and its subsidiaries; and

         o   "You," "holder" and "registered holder" refers to:

             o each registered holder of our 11 7/8% Senior Subordinated Notes due 2008 as of the close of business on July 8, 2002, the Record Date for the Consent Solicitation (as defined below); or

             o any other person who has been authorized to grant a consent for the applicable notes on behalf of the registered holder.

         For purposes of this Consent Solicitation Statement, the term registered holder shall be deemed to include The Depository Trust Company ("DTC") participants listed as of the Record Date on the DTC securities position listing, and DTC has authorized DTC participants to consent and to receive Consent Payments (as defined below) as if they were registered holders.

         Capitalized terms used in this Consent Solicitation Statement that are not otherwise defined will have the meanings set forth in the Indenture governing the notes.

                              AVAILABLE INFORMATION

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with the Exchange Act, file periodic reports and other information with the Securities and Exchange Commission. These reports and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at its principal office, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained by mail from the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains an Internet Web Site that contains reports, proxy and information statements and other information regarding our company. The address of the site is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by us with the SEC pursuant to the Exchange Act are incorporated in this Consent Solicitation Statement by reference (The following list does not include all filings made by us with the SEC since the filing of our Annual Report on Form 10-K for the fiscal year ended June 30, 2001. In particular, we have excluded certain Current Reports on Form 8-K which were only filed in order to furnish information pursuant to Item 9 of Form 8-K (Regulation FD Disclosure)):

             o Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

             o Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2001;

             o   Current Report on Form 8-K, filed on October 12, 2001;

             o Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2001;

             o   Current Report on Form 8-K, filed on March 12, 2002;

             o Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2002;

             o   Current Report on Form 8-K, filed on June 21, 2002;

             o   Current Report on Form 8-K, filed on July 1, 2002; and

             o   Current Report on Form 8-K, filed on July 10, 2002.


                                      (i)

         All documents filed by us pursuant to the Exchange Act on or subsequent to the date of this Consent Solicitation Statement and prior to the termination of the Consent Solicitation will also be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. We will provide without charge to you, pursuant to your written request a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into those documents). Written requests should be directed to Agrilink Foods, Inc., 90 Linden Oaks, P.O. Box 20670, Rochester, NY 14602-0670, Attention: David Mehalick, General Counsel.

         From time to time, we make oral and written statements that may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or by the SEC in its rules, regulations and releases. We desire to take advantage of the "safe harbor" provisions of the PSLRA for forward-looking statements made from time to time, including, but not limited to, the forward-looking information contained in this Consent Solicitation Statement and in our other filings with the SEC.

         We caution you that any forward-looking statements made by or on behalf of us are based on our current expectations and beliefs but are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could impact us are:

         o   the consummation of the equity investment by Vestar;

         o the impact of strong competition in the food industry, including competitive pricing;

         o   the impact of changes in consumer demand;

         o   the impact of weather on the volume and quality of raw product;

         o the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

         o the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities;

         o our ability to achieve gains in productivity and improvements in capacity utilization;

         o   our ability to service debt;

         o   interest rate fluctuations; and

         o   effectiveness of marketing and shifts in market demand.


                                      (ii)

                            THE CONSENT SOLICITATION

         We are soliciting your consent (the "Consent Solicitation"), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement and in the accompanying Letter of Consent, to certain amendments (the "Proposed Amendments") to the Indenture governing the notes and to the waiver of certain provisions of the Indenture (the "Requested Waivers") necessary for the consummation of the Recapitalization (as defined below). The Recapitalization is conditioned upon receipt of the Requisite Consents (as defined below) and the effectiveness of the supplemental indenture (as defined below).

         Please read and carefully consider the information contained in this Consent Solicitation Statement and give your consents to the Proposed Amendments and the Requested Waivers by properly completing and executing the Letter of Consent and delivering the Letter of Consent to D.F. King & Co., the Information Agent and Tabulation Agent for the Consent Solicitation, at the address on the back cover of this Consent Solicitation Statement, prior to 5:00 p.m., New York City time, on July 22, 2002 (the "Expiration Date"). The Proposed Amendments and the Requested Waivers will become irrevocable when:

         o the Tabulation Agent receives properly completed and executed (and not revoked) Letters of Consent in respect of at least 75% in aggregate principal amount of the notes that are outstanding (such number of consents referred to in this Consent Solicitation Statement as the "Requisite Consents") on or prior to the Expiration Date;

         o we deliver the Requisite Consents to The Bank of New York, as trustee under the Indenture; and

         o we and the trustee execute a supplemental indenture embodying the Proposed Amendments (the "supplemental indenture") (the time at which the Proposed Amendments and the Requested Waivers become irrevocable, the "Consent Date").

         Upon consummation of the Recapitalization, the supplemental indenture and Requested Waivers will become operative (such time referred to in this Consent Solicitation Statement as the "Operative Time") and we will pay or cause to be paid to each holder who has delivered a properly completed and executed (and not revoked) Letter of Consent prior to the Expiration Date (collectively, the "Consenting Holders") $1.25 in cash (collectively, the "Consent Payments") for each $1,000 principal amount of notes for which a Letter of Consent has been delivered by a consenting holder. The Consent Payments will be paid on or promptly after the Operative Time. The Consent Payments will not be paid if:

         o   the Requisite Consents are not received;

         o   the Consent Solicitation is terminated for any reason; or

         o   the Recapitalization is not consummated.

         Consents may be revoked at any time up to, but will become irrevocable on, the Consent Date. If you do not deliver your Letter of Consent prior to the Expiration Date you will not be entitled to receive the Consent Payment, even though the Proposed Amendments and Requested Waivers, if they are approved and become operative, will be binding on you. We are seeking consents to all of the Proposed Amendments and the Requested Waivers as a single proposal. Accordingly, a Letter of Consent purporting to consent to some, but not all, of the Proposed Amendments or to the Proposed Amendments but not the Requested Waivers (or vice versa) will not be valid.

         We will not be deemed to have accepted any Letter of Consent until the Consent Date. If we and the trustee execute the supplemental indenture and the Recapitalization is consummated, the Proposed Amendments and Requested Waivers will be binding upon all holders, whether or not all holders have given their consents.

         The transfer of notes after the Record Date will not have the effect of revoking any consent heretofore validly given by a holder with respect to those notes, and each properly completed and executed Letter of Consent will be counted notwithstanding any transfer of the notes to which a Letter of Consent relates, unless the procedure for revoking that consent has been complied with.


                                      (iii)

         Consents may be revoked in accordance with the procedure set forth in this Consent Solicitation Statement at any time up to, but will become irrevocable on, the Consent Date. Only Consenting Holders will be entitled to receive Consent Payments.

         Under no circumstances should you tender or deliver any notes.

         The Consent Solicitation will expire at 5:00 p.m., New York City time, on the Expiration Date, unless extended. The Expiration Date may be extended at any time in our sole discretion regardless of whether the Requisite Consents have been received, and the Consent Solicitation may be terminated at any time in our sole discretion regardless of whether the Requisite Consents have been received.

         The Consent Solicitation is not being made to, nor will Letters of Consent be accepted from or on behalf of, holders in any jurisdiction in which the making of the Consent Solicitation or the acceptance of such Letters of Consent would not be in compliance with the laws of such jurisdiction. However, we may in our discretion take such action as we may deem necessary to make the Consent Solicitation in any such jurisdiction and extend the Consent Solicitation to holders in any such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Consent Solicitation to be made by a licensed broker or dealer, the Consent Solicitation will be deemed to be made on behalf of us by Lehman Brothers Inc., the Solicitation Agent for the Consent Solicitation, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

         The statements contained in this Consent Solicitation are made as of the date hereof, and the delivery of this Consent Solicitation Statement and the accompanying materials will not, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

         No person has been authorized to give any information or to make any representation on behalf of us, the Solicitation Agent, the Information Agent or the Tabulation Agent not contained or incorporated by reference herein or in the accompanying Letter of Consent and, if given or made, such information or representation must not be relied on as having been authorized by us, the Solicitation Agent, the Information Agent or the Tabulation Agent.


                                      (iv)

                                     SUMMARY

         The following is a summary of certain information contained elsewhere or incorporated by reference in this Consent Solicitation Statement and is qualified in its entirety by the more detailed information contained elsewhere in this Consent Solicitation Statement or incorporated by reference herein. Unless otherwise indicated, all information contained in this Consent Solicitation Statement assumes consummation of the Recapitalization.

                                     General

         The Indenture contains covenants that, among other things, restrict our ability to make certain payments and to engage in certain transactions with affiliates, except in certain specified circumstances. These covenants restrict our ability to consummate the Recapitalization. To permit us to consummate the Recapitalization, we are soliciting consents to the Proposed Amendments to the Indenture and a waiver of certain provisions of the Indenture.

                                  The Company

         We are the country's largest manufacturer and marketer of frozen vegetables. We market our branded frozen vegetable products under the Birds Eye, Birds Eye Voila!, Freshlike and McKenzie's names. In addition, we produce other branded processed foods, including canned vegetables (Freshlike and Veg-All), pie fillings (Comstock and Wilderness), chili and chili ingredients (Nalley and Brooks), salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman's). We also produce many of these products for the private label, food service and industrial markets.

                Vestar Capital - The New Controlling Shareholder

         Vestar Capital is a leading investment firm specializing in management buyouts, recapitalizations and growth capital investments. Vestar Capital currently manages a committed capital pool of $4.0 billion and its investment strategy is targeted towards middle-market companies with valuations in the $200.0 million to $2.0 billion range. Since the firm's founding in 1988, Vestar Capital has completed over thirty-five investments in companies with a total value exceeding $11.0 billion. Vestar Capital's principals have had meaningful experience in the food and consumer products industries, and have completed investments in leading companies including Celestial Seasonings, Inc., Interstate Bakeries Corp., Michael Foods, Inc. and Prestone Products.

                  Pro-Fac - The Former Controlling Shareholder

         Pro-Fac is a grower cooperative formed in 1960 with more than 500 members who provide fruits and vegetables that are processed at facilities across the United States. Pro-Fac's raw products are marketed as branded, private label and food service products. Pro-Fac acquired us in November 1994 and has operated us as a wholly owned subsidiary.

                               Recent Developments

         In furtherance of our primary goal to enhance enterprise value, on June 20, 2002, we signed a Unit Purchase Agreement (the "Unit Purchase Agreement") with Pro-Fac and Vestar providing for a $175.0 million equity investment in us by Vestar. We will use the net proceeds from the equity investment, together with the net proceeds from a new senior secured credit facility, to retire existing bank indebtedness. As a result of the Vestar equity investment and relief from the existing Marketing and Facilitation Agreement with Pro-Fac (described below), we will be able to operate as an independent entity from Pro-Fac with Vestar becoming our controlling shareholder and Pro-Fac retaining a significant minority ownership interest. The Vestar equity investment is conditioned upon approval by Pro-Fac's members, availability of bank financing, the consent to the Proposed Amendments and Requested Waivers, and other customary conditions and regulatory approvals. After closing, our current management will continue to run the business under the leadership of our Chief Executive Officer, Dennis Mullen. Agrilink and Pro-Fac will operate as independent entities after closing. In addition, we will enter into a new long-term supply agreement and other long-term agreements with Pro-Fac.

         The immediate benefits of the equity investment would improve our credit profile:

---------------------------------------------------------------------------------------------------------------------
                                                 12 Months Ended March 30, 2002
                                                 ------------------------------
 (US$ millions)                                   Reported          Pro forma(1)       Change ($)       Change (%)
                                                  --------          ------------       ----------       ----------
 Net Sales                                       $ 1,069.9           $  1,051.1        $   (18.8)           -1.8%
 EBITDA(2)                                           120.3                123.1              2.8             2.3
 Total Net Debt(3)                                   711.2                570.3           (140.9)          -19.8
 Ratio of EBITDA to Interest Expense(4)                1.67x                2.48x
 Ratio of Total Net Debt to EBITDA                     5.91x                4.63x
---------------------------------------------------------------------------------------------------------------------

------------------

         (1) Pro forma financial data reflect historical consolidated financial statements, incorporated by reference in this Consent Solicitation Statement, adjusted to give effect on a preliminary basis to the Recapitalization and the estimated effects of the anticipated disposal of the popcorn and applesauce businesses.

         (2) EBITDA is defined as the sum of pretax income prior to division with Pro-Fac, interest expense, depreciation and amortization of goodwill and other intangibles. Pro forma EBITDA excludes purchase accounting adjustments and payments made under the Vestar Capital Management Agreement.

         (3) Total net debt is defined as total debt, net of cash and cash equivalents, and is reflected before any write-up to reflect the fair value of the notes.

         (4) The pro forma ratio of EBITDA to interest expense, excludes the accretion of the liability due to Pro-Fac under the Termination Agreement from interest expense.


         As a result of the equity investment, we expect to strengthen our current domestic market position as the largest manufacturer and marketer of frozen vegetables and as a processed food manufacturer and marketer generally.

Beneficial Highlights of the "New" Agrilink will include:

         o An immediate reduction in net senior and total indebtedness of approximately $140.0 million (an amount equal to the Vestar equity investment less transaction fees and expenses);

         o A separation of Pro-Fac from us, allowing both companies to operate as independent entities under separate control;

         o Increased financial flexibility and improved liquidity under a new senior credit agreement;

         o A new, arms length Marketing and Facilitation Agreement with Pro-Fac which:

             o Preserves the longstanding supply relationship between Pro-Fac and us on attractive terms to us;

             o Allows us the flexibility to source an amount of crops appropriate for our business needs; and

             o Removes the profit and loss sharing arrangements previously part of our relationship with Pro-Fac.

         o   Increased operational flexibility; and

         o A new affiliation with Vestar Capital, a leading investment firm with meaningful experience in the food and consumer products industries.

                              The Recapitalization

         As part of the Recapitalization, Vestar will invest $175.0 million in Agrilink Holdings LLC ("Holdings LLC"), which will invest the same amount in Agrilink. Vestar's investment, together with the proceeds from a new senior secured credit facility, will be used to repay in full our existing senior secured credit facility and to pay fees and expenses in connection with the Recapitalization. The new senior secured credit facility will consist of a $200.0 million revolving credit facility and a $270.0 million term loan facility. As a result of the Recapitalization, our senior and total indebtedness will be reduced by approximately $140.0 million. The Recapitalization is described more fully below.

         On June 20, 2002, Vestar, a Delaware limited liability company formed by Vestar Capital, Agrilink and Pro-Fac entered into the Unit Purchase Agreement. Pursuant to the Unit Purchase Agreement, Pro-Fac will contribute all of the issued and outstanding shares of our common stock to Holdings LLC in exchange for common units representing 40.32% common ownership. Holdings LLC will then contribute all of Agrilink's issued and outstanding common stock to Agrilink Holdings, Inc. ("Holdings Inc."), a Delaware corporation and its 100% owned subsidiary. Vestar will invest $175.0 million in Holdings LLC in exchange for: (1) preferred units with an initial aggregate redemption value of $137.5 million; (2) common units representing 47.04% common ownership; and (3) warrants to acquire common units representing 8.64% common ownership. Our management will invest $1.8 million into Holdings LLC in exchange for common units representing 4.00% common ownership. Vestar will control Holdings LLC. The units acquired by Vestar will have superior voting rights to ensure that Vestar will have a voting majority of all common units.

         Certain qualified Pro-Fac member growers have been offered the opportunity to purchase up to $25.0 million of Holdings LLC securities on the same economic terms and conditions and in the same relative proportions as Vestar (except that any units or warrants to acquire units will not have superior voting rights). If any Pro-Fac member growers elect to purchase securities, the aggregate investment by Vestar will be decreased on a dollar-for-dollar basis and the number of preferred units, common units and warrants sold to Vestar will be ratably reduced. If the qualified Pro-Fac member growers elect to purchase the full $25.0 million of Holdings LLC securities, then Vestar's economic and voting common interests will be reduced from 55.7% and 71.5%, respectively, to 47.7% and 64.6%, respectively. In any event, Vestar will retain voting control of Holdings LLC.

         As part of the Recapitalization, we have agreed to eliminate certain indebtedness owed to us by Pro-Fac. In aggregate, this indebtedness is approximately $33.0 million and is more fully described in "The Proposed Amendments" below. We will also enter into several new and amended agreements with Pro-Fac which reflect the new arms length relationship between the parties. These agreements are more fully described in "New and Amended Agreements with Pro-Fac" below.

         The chart below outlines the post-Recapitalization legal structure and related ownership interests (assuming that no Pro-Fac growers elect to co-invest with Vestar, which co-investment (up to $25.0 million) would reduce Vestar's investment but would not remove Vestar's voting control of Agrilink):


                                [GRAPHIC OMITTED]

                     New and Amended Agreements with Pro-Fac

         Amended and Restated Marketing and Facilitation Agreement. Pursuant to the Unit Purchase Agreement, the current Marketing and Facilitation Agreement (the "M&F Agreement") between us and Pro-Fac will be amended and restated (the "New M&F Agreement") because we will no longer be a controlled subsidiary of Pro-Fac and Pro-Fac will deal with us on an arms length basis after the equity investment. The New M&F Agreement will allow us greater operational independence and flexibility and will not contain any minimum purchase requirements.

         Historically, our contractual relationship with Pro-Fac has been defined in the existing M&F Agreement, under which we pay Pro-Fac the commercial market value ("CMV") for all crops supplied by Pro-Fac. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold in the same or competing market area. Although CMV is intended to be equal to the fair market value of the crops purchased by us, it may be more or less than the price we would pay in the open market in the absence of the M&F Agreement or the New M&F Agreement. We will continue to pay Pro-Fac CMV for crops under the New M&F Agreement. We will also continue to receive the same favorable payment terms from Pro-Fac for these crops.

         Under the New M&F Agreement, Pro-Fac will not share in our profits and losses. The existing M&F Agreement provides that in any year in which we have earnings on products which were processed from crops supplied by Pro-Fac, we pay to Pro-Fac 90% of such earnings, called "additional patronage income," but in no case more than 50% of all of our pretax earnings. In years in which we have losses on Pro-Fac products, Pro-Fac shares in such losses by reducing the CMV we would otherwise pay to Pro-Fac by 90% of such losses, but in no case by more than 50% of our pretax losses. Pro-Fac will not receive additional patronage income under the New M&F Agreement, nor will it share in our losses. Under the existing M&F Agreement, Pro-Fac is required to reinvest in us at least 70% of the additional patronage income we pay to it. Because there will be no additional patronage income paid to Pro-Fac, this reinvestment requirement is not included in the New M&F Agreement.

         The New M&F Agreement provides us with control in establishing our raw product plans and determining, consistent with the needs of our business, the amount of crops to be purchased by us from Pro-Fac and others during a particular calendar year. While the New M&F Agreement does not require us to purchase any minimum amount of crops from Pro-Fac, it does require us to purchase a certain percentage of whatever our needs are on a commodity by commodity basis from Pro-Fac. Failure to purchase such percentages of our needs from Pro-Fac could result in us having to make "shortfall payments" to Pro-Fac. The maximum aggregate amount of shortfall payments that we could be required to make during the ten year term of the New M&F Agreement is $20.0 million. We anticipate not meeting the targeted volume percentages of our needs for raw products (and making shortfall payments to Pro-Fac) only if we decide it would be in our economic best interests.

         The New M&F Agreement may be terminated by us in connection with certain change in control transactions affecting us or our parent companies; provided, however, that if the new M&F Agreement is terminated in connection with a change in control occurring during the first three years after the effective date of the agreement, we must pay to Pro-Fac a termination fee of $20.0 million (less the total amount of any shortfall payments previously paid to Pro-Fac). In no event will total termination and shortfall payments exceed $20.0 million over the life of the New M&F Agreement. Also, during the first three years after the effective date of the agreement, if we sell one or more portions of our business and the purchaser does not continue to purchase the crops from Pro-Fac that we previously purchased with respect to the transferred business, then such failure may be taken into consideration when determining if we are required to make any shortfall payments to Pro-Fac. After such three-year period, we may sell portions of our business and the volumes of crops that we previously purchased with respect to such transferred business will be disregarded for purposes of determining shortfall payments.

         Termination Agreement. Pursuant to the terms of a letter agreement to be entered into between us and Pro-Fac (the "Termination Agreement"), the parties will agree to terminate the existing M&F Agreement. The Termination Agreement provides that during the first five years following the closing of the Vestar equity investment, as consideration to Pro-Fac for terminating the existing M&F Agreement, we will pay Pro-Fac a termination fee (the "Pro-Fac termination fee") of $10 million per year. The termination fee will be paid in four quarterly installments, of $4.0 million (payable at the closing of the Recapitalization and thereafter due each July 1) and $2.0 million (due each October 1, January 1 and April 1). Payments due under the Termination Agreement will be deferred in the event such payments are prohibited under certain of our third-party indebtedness. Pro-Fac is required to maintain grower membership levels sufficient to generate certain minimum crop supply requirements in order to receive payments under the Termination Agreement. If we are sold during the first five years following the date of the Termination Agreement, Pro-Fac will be entitled to receive an amount equal to the present value of the future unpaid annual payments contemplated by the Termination Agreement. Additionally, we may not redeem or repurchase securities from Holdings LLC, Holdings Inc. or Vestar while amounts payable to Pro-Fac under the Termination Agreement remain unpaid.

         Pro-Fac Loan Facility. The Unit Purchase Agreement provides that, prior to the closing of the Vestar equity investment, we will replace the Pro-Fac $40.0 million intercompany credit facility with a $5.0 million loan facility under which Pro-Fac will be permitted to make drawdowns of up to $1.0 million per year, unless we are prohibited from making such advances under certain of our third party indebtedness. We will also forgive amounts owed to us by Pro-Fac under the existing intercompany credit facility. Amounts owed to us under this facility will be payable by Pro-Fac only out of proceeds received by Pro-Fac on account of its units in Holdings LLC. Additionally, Pro-Fac will pledge to us all of its units in Holdings LLC as security for advances under this new credit facility.

         Pro-Fac Transition Services Agreement. Pursuant to the Unit Purchase Agreement, we and Pro-Fac will enter into a transitional services agreement (the "Pro-Fac Transition Services Agreement"), providing for the provision by us to Pro-Fac of certain administrative and other services for a period of 24 months following the closing of the Vestar equity investment. We will generally provide such services at no charge to Pro-Fac, other than reimbursement of the incremental costs associated with performing those services for Pro-Fac.

  New Dean Specialty Foods and Seneca Foods Corporation Side Letter Agreements

         In connection with the Recapitalization, and in light of the arms length nature of our relationship with Pro-Fac, we and Pro-Fac will enter into two side letter supply agreements. In connection with the Seneca Foods Corporation supply relationship, we supply raw products to and perform certain agricultural management services for Seneca (for which we receive payment). The side letter regarding the Seneca supply relationship provides that (1) we will continue to provide such agricultural management services for Seneca (and be compensated therefor), (2) we and Pro-Fac will endeavor to arrange for a direct raw product supply agreement between Pro-Fac and Seneca, (3) until the separate arrangement is reached, we will source from Pro-Fac the raw products to be supplied to Seneca and (4) in consideration of the foregoing, Pro-Fac will hold us harmless for Pro-Fac's failure to deliver raw products to be supplied to Seneca and will not hold us liable for any failure by Seneca to purchase raw products.

         In connection with the Dean Specialty Foods supply relationship, we supply raw products to and may perform certain agricultural management services for Dean Foods (for which we would receive payment). The side letter regarding the Dean Foods supply relationship provides that (1) we will provide such agricultural management services for Dean Foods if Dean Foods requires such services (and be compensated therefor), (2) we will source from Pro-Fac the raw products to be supplied to Dean Foods and (3) in consideration of the foregoing, Pro-Fac will hold us harmless for Pro-Fac's failure to deliver raw products to be supplied to Dean Foods and will not hold us liable for any failure by Dean Foods to purchase raw products.

                    New Vestar and Vestar Capital Agreements

         Securityholders Agreement. Pro-Fac, Vestar, our management and (if the Pro-Fac member investment is completed) Pro-Fac Investors LLC will be required to enter into a securityholders agreement (the "Securityholders Agreement") providing for, among other things, the election of the management committee of Holdings LLC and our board of directors, restrictions on transfer of Holdings LLC equity securities, information rights and other customary provisions. The Securityholders Agreement also contains provisions regarding the voting of units and the size and composition of the management committee of Holdings LLC and the boards of directors of Holdings Inc. and us, which effectively give Vestar control over Holdings LLC (and therefore, indirectly, over us).

         Vestar Capital Management Agreement. Pursuant to a management agreement (the "Vestar Capital Management Agreement") to be entered into by and among us, Holdings Inc. and Vestar Capital, Vestar Capital will provide certain management services to us and Holdings Inc., and we and Holdings Inc. will pay Vestar Capital an annual fee equal to the greater of (1) $1.0 million, or (2) an amount equal to 0.70% of our consolidated EBITDA (before deducting the fee payable under the Vestar Capital Management Agreement), plus in each case, expenses incurred by Vestar Capital in connection with the provision of management services. This fee will be payable semi-annually, in advance on January 1 and July 1 of each year. Additionally, the Vestar Capital Management Agreement will require that we pay Vestar Capital a fee of $8.0 million in connection with the closing of the Vestar equity investment and reimburse expenses incurred by Vestar Capital in connection with the Vestar equity investment.

                       New Senior Secured Credit Facility

         General. In connection with the Recapitalization, we will enter into a senior credit agreement with JPMorgan Chase Bank, as administrative agent and collateral agent for a syndicate of financial institutions which act as lenders to us. Our senior credit facilities will be unconditionally guaranteed by Holdings Inc. and by each of our existing and subsequently acquired or organized domestic subsidiaries. We anticipate that the senior credit facilities will provide for aggregate borrowings of up to $470.0 million, comprised of the following:

         o a five year $200.0 million senior secured revolving credit facility, and

         o   a six year $270.0 million senior secured B term loan facility.

         Up to $20.0 million of the revolving credit facility will be available in the form of a swingline facility (with $100,000 minimum borrowings thereunder) and up to $40.0 million of this facility will be available in the form of letters of credit.

         Letters of credit under our revolving credit facility will be issued by JPMorgan Chase Bank or one of its affiliates.

         Use of Proceeds. The proceeds of the B term loan and borrowings under our revolving credit facility, together with Vestar's investment, will be used to refinance all of our indebtedness under our existing senior credit facilities, consummate the transactions contemplated by the Recapitalization, pay related fees and expenses incurred in the Recapitalization and fund our working capital needs.

         Interest. Amounts outstanding under our revolving credit facility (other than any swingline loans) and our B term loan bear interest, at our option, at a rate per annum equal to either LIBOR or an alternate base rate, in each case plus an additional margin. Our swingline loans bear interest at the alternative base rate plus an additional margin. The alternate base rate is the higher of either the rate quoted from time to time by JPMorgan Chase Bank as its prime rate or the overnight federal funds rate plus 0.5%.

         Until six months following the closing of the credit facilities, the applicable margin for the revolving credit facility will be no less than 2.75% for LIBOR base rate advances and no less than 1.75% for alternate base rate advances and for the B term loan will be no less than 3.00% for LIBOR base rate advances and no less than 2.00% for alternate base rate advances. The applicable margin for the revolving credit facility and the B term loan adjusts according to a performance pricing grid based on our ratio of average total debt to EBITDA.

         Maturity. Borrowings under the revolving credit facility are due five years from the closing of the credit facilities. Borrowings under the revolving credit facility may be borrowed, repaid and in most cases reborrowed prior to maturity.

         Letters of credit issued under our revolving credit facility will expire no later than the earlier of (1) the date one year after the date of issuance and (2) the fifth business day prior to the final maturity of the revolving facility. At our option, these letters of credit shall contain customary automatic renewal provisions. Drawings under any letter of credit shall be reimbursed by us on the business day following the day that funds are disbursed.

         Our B term loan facility will mature on the earlier to occur of (1) the date 91 days prior to the scheduled maturity date of our notes and (2) six years after the closing date, and will amortize in equal quarterly installments in the annual amounts indicated below:



                 Year of Annual Payments                                   Annual Payment
------------------------------------------------------     ------------------------------------------
2003.............................................          1.00% of original principal amount
2004.............................................          1.00% of original principal amount
2005.............................................          1.00% of original principal amount
2006.............................................          1.00% of original principal amount
2007.............................................          1.00% of original principal amount
2008.............................................          95.00% of original principal amount
                                                           ------------------------------------
         Total...................................          100.00% of original principal amount
                                                           ====================================


         The full amount of the B term loan must be drawn in a single drawing on the closing date of the credit facilities. Amounts repaid under our B term loan may not be reborrowed.

                     Great Lakes Kraut Company Joint Venture

         We formed a joint venture on July 1, 1997 with Flanagan Brothers, Inc. to operate a new sauerkraut company. The company, Great Lakes Kraut Company, LLC ("GLK"), operates as a New York limited liability company with ownership shared equally by us and Flanagan Brothers. In connection with our acquisition of the Dean Foods Vegetable Company on September 24, 1998, we issued an unsecured subordinated promissory note due November 22, 2008, originally issued in the principal amount of $30.0 million to Dean Foods Company as partial payment for the Dean Foods Vegetable Company (the "Dean Foods Note"). The Dean Foods Note accrues interest at a rate of 5% annually through November 2003 and then bears cash interest at a rate of 10% through maturity. On December 1, 2000, GLK bought the Dean Foods Note from Dean Foods. In connection with Vestar's equity investment in us, we may consider a number of alternatives with respect to GLK and eliminating the Dean Foods Note, including (1) a sale of our interest in GLK, (2) the purchase of all or a portion of the remaining interest of GLK from Flanagan Brothers and subsequent cancellation of the Dean Foods Note (which would then represent intercompany debt) or (3) the purchase (and subsequent cancellation of) the Dean Foods Note from GLK. In connection with these deliberations and as part of the Proposed Amendments discussed below, we are requesting certain modifications to the Indenture.

                               Goodwill Impairment

         On June 29, 2001, the Financial Accounting Standards Board issued new accounting rules regarding Goodwill and Other Intangible Assets (SFAS 142). As a result of SFAS 142, goodwill (the amount by which fair value of a company's assets exceeds the book value of such assets) is no longer amortized over a fixed period of time. Instead, companies are required to test goodwill annually and when warranted to determine if a company's goodwill has been impaired. Such impairment, if present, must immediately be taken as a non-cash charge. On July 9, we announced that we expect to record a non-cash goodwill charge of approximately $140.0 million (the "Goodwill Charge"), although the exact amount of such charge has not been finally determined.

         While the charge could trigger a default under our existing senior credit facilities, the lenders under our existing senior credit facilities have agreed to waive any defaults caused, directly or indirectly, by the Goodwill Charge until the earlier of the closing of the Vestar equity investment (at which time we expect our existing senior credit facilities will be replaced with new senior credit facilities) or September 27, 2002. We are requesting that the lenders under our new senior credit facilities agree that the Goodwill Charge shall not have the effect of triggering a default under any of the covenants contained in such facilities.

         We believe that neither the Goodwill Charge nor any other goodwill impairment charge (any such charge, including the Goodwill Charge, an "Impairment Charge") should result in a Default or Event of Default under the Indenture. However, a default might result if the M&F Agreement were interpreted in such a way as to require that an Impairment Charge be taken into consideration for purposes of calculating our profits and losses related to Pro-Fac products under the existing M&F Agreement. Depending upon the allocation of the Goodwill Charge among our reporting units under SFAS 142, and the impact of the charge on the determination for fiscal 2002 of the earnings and loss sharing provisions of the existing M&F Agreement, the Goodwill Charge may require a reduction of the CMV payments permitted to be paid to Pro-Fac under the terms of the Indenture and may require Pro-Fac to make a payment to us of a portion of past CMV payments in respect of this fiscal year. Pro-Fac and we do not believe that such an interpretation is appropriate, but if such an interpretation were to apply, the reduction of payments to our suppliers (and any requirement that prior payments be returned) would have a material adverse effect on our business. As a result, we, Pro-Fac and Vestar have agreed that CMV payments will be calculated without regard to any Impairment Charge, that Pro-Fac will not be required to make a payment to us and, that upon the closing of the Recapitalization the CMV payment otherwise payable on July 15, 2002 will be paid. Vestar has required that, as a condition to this payment and the closing of the Recapitalization, we obtain the consent of the holders of the notes that a default or Event of Default will not occur or have occurred under the Indenture if CMV payments made under the existing M&F Agreement prior to the Recapitalization have been calculated and made without regard to any Impairment Charges for any of our fiscal years.

                             The Proposed Amendments

         To consummate the Recapitalization and implement the new structure and ownership of Agrilink, we are proposing the following amendments to the Indenture, which are required by Vestar and all parties to the Unit Purchase Agreement, to enable Agrilink to operate as an independent and more efficient entity after closing.

         1. As a result of the Recapitalization, Pro-Fac will no longer have control of Agrilink and Vestar will control the majority of our voting power. Therefore:

             Section 1.1 (Definitions) of the Indenture will be amended to modify the definition of "Change of Control" so that the Recapitalization will not trigger the required actions necessitated by a Change of Control and to remove aspects regarding Pro-Fac from the Change of Control definition.

         2. As a result of the termination of the existing M&F Agreement:

             o   we will pay Pro-Fac a termination fee;

             o   our relationship with Pro-Fac will be arms length in nature;

             o Pro-Fac will no longer have the ability to veto or consent to certain actions by us; and

             o the economic risk sharing arrangements between us and Pro-Fac will be removed.

             Therefore:

                 (a) all requirements of Pro-Fac and all defaults and events of default that are triggered by actions or inactions of Pro-Fac will be removed from the covenants contained in Article IV (Covenants) of the Indenture, in each case, other than Pro-Fac's guarantee of the notes and matters related to Pro-Fac's guarantee of the notes;

                 (b) Section 1.1 (Definitions) of the Indenture will be amended to modify the definition of "Consolidated Interest Expense" to exclude interest accrued on the Pro-Fac termination fee (up to $50.0 million (plus any interest accrued thereon to the extent such payments are required to be deferred by holders of certain of our Indebtedness) in the aggregate over the next five years pursuant to the Termination Agreement);

                 (c) Section 1.1 (Definitions) of the Indenture will be amended to modify the definition of "Permitted Indebtedness" to include Indebtedness in respect of the Pro-Fac termination fee;

                 (d) Section 1.1 (Definitions) of the Indenture will be amended to add the term "Permitted Payments" which will be excluded from the definition of Restricted Payments and will include:

                     (i)   the payment of the Pro-Fac termination fee;

                     (ii) a payment to Pro-Fac to be used to repay amounts owing to us under the working capital line of credit provided pursuant to the terms of the M&F Agreement of up to $23.5 million or the forgiveness of amounts owing under such line of credit;

                     (iii) a payment to Pro-Fac to be used to repay a $9.4
                           million note payable to us or the forgiveness by us of amounts owing pursuant to such note; and

                     (iv) a one-time payment of net patronage income for the 2002 tax year to members of Pro-Fac, not to exceed $2.5 million, in order to reduce our tax liability by a like amount (which amount will result in a dollar-for-dollar tax savings).

                 (e) Section 1.1 (Definitions) of the Indenture will be amended to modify the definition of "Restricted Investment" to replace the permitted $40.0 million working capital facility for Pro-Fac with a $5.0 million working capital facility for Pro-Fac;

                 (f) Section 4.05 (Limitation on Restricted Payments) of the Indenture, will be amended to modify certain existing exceptions from the limitation on Restricted Payments and provide for the payment of taxes as a consolidated group by amending the exceptions to the limitation on Restricted Payments to include:

                     (i) distributions to a new holding company of up to $250,000 per year for overhead and general working capital purposes (replacing an identical amount currently permitted to be paid to Pro-Fac);

                     (ii) distributions or loans of up to $2.0 million per year to repurchase equity from our management by Holdings LLC (replacing an identical amount permitted to be used to repurchase equity from Pro-Fac management or members); and

                     (iii) payments to our Affiliates in amounts equal to the
                           amounts required to pay any Federal, state or local income taxes to the extent that such income taxes are attributable to our income and our Restricted Subsidiaries' income.

                 (g) Section 4.07(b) (Limitations on Additional Indebtedness), which permits loans to Pro-Fac of up to $40.0 million and restricts Pro-Fac's ability to incur debt, will be deleted; and

                 (h) Section 4.18 (Payments Pursuant to the Pro-Fac Marketing Agreement; Reinvestments by Pro-Fac; Borrowings by Pro-Fac) which requires Pro-Fac to re-invest in us the proceeds of certain payments received from us in excess of the CMV for crops, will be deleted in its entirety.

         3. To provide flexibility in our management of the Great Lakes Kraut Company joint venture:

                 (a) the definition of "Unrestricted Subsidiary" in Section 1.01 (Definitions) will be amended to provide that the amount of the Restricted Investment deemed to occur upon the designation of GLK as an Unrestricted Subsidiary will be the amount of the incremental Investment by us or our Restricted Subsidiaries in GLK and not the Consolidated Net Worth of GLK;

                 (b) Section 4.05 (Limitation on Restricted Payments) shall be amended to provide that the Restricted Investment in GLK and payments to repay or repurchase the Dean Foods Note can be made without regard to the Coverage Ratio Incurrence Condition (but such payments and Restricted Investment will reduce the "basket" available for Restricted Payments); and

                 (c) Section 4.16 (Limitations on Asset Sales), will be amended to deem the assumption or forgiveness of Indebtedness represented by the Dean Foods Note to be cash for purposes of
                 Section 4.16(a) and to provide that such amount need not be applied in accordance with Section 4.16(b).

         4. In recognition of Vestar's equity investment and Pro-Fac's substantial continuing interest in us as well as Pro-Fac's continued capacity as guarantor of the notes:

                 (a) Section 4.05 (Limitation on Restricted Payments) will be amended to provide an exception for Restricted Investments made out of the proceeds of a substantially concurrent sale of equity.

                 (b) Section 4.10 (Limitations on Transactions with Affiliates). The definition of Affiliate Transaction will be amended to include exceptions for the following agreements (which will be entered into in connection with the Recapitalization):

                     (i)   Vestar Capital Management Agreement;

                     (ii)  Pro-Fac Transition Services Agreement;

                     (iii) Termination Agreement;

                     (iv)  New M&F Agreement;

                     (v)   Pro-Fac Credit facility;

                     (vi)  Dean Foods and Seneca Side Letters;

                     (vii) Unit Purchase Agreement; and

                     (viii) Securityholders Agreement.

                 Please see "The Recapitalization," "New and Amended Agreements with Pro-Fac," "New Dean Specialty Foods and Seneca Foods Corporation Side Letter Agreements" and "New Vestar and Vestar Capital Agreements" above for more information about the agreements listed above.

         5. To ensure that the Recapitalization does not unintentionally affect other provisions of the Indenture: Section 1.1 (Definitions) will be amended to:

                 (a) exclude from the definition of "Consolidated Net Income" charges associated with the Recapitalization (including any charges or adjustments as a result of the application of purchase accounting) and any non-cash charges resulting from the amortization or impairment of goodwill recognized in any period beginning on or after July 1, 2001 and any other Impairment Charges; and

                 (b) add back to "EBITDA" amounts paid pursuant to the Vestar Capital Management Agreement, to the extent deducted in determining Consolidated Net Income.

         6. To implement the foregoing amendments, certain additional amendments, deletions and/or additions and modifications will be made to other sections of the Indenture in conformity with the foregoing and to make certain other non-substantive changes to the Indenture.

                              The Requested Waivers

         As discussed above, Vestar is making a substantial investment in our company and is committing its resources to the growth and success of our business. However, given the size and nature of its investment, Vestar must be able to conclude, as a condition of its investment, by means of its own investigation and through assurances of our creditors and management, that it has adequately assessed the financial health of our company and any issues or liabilities that we may reasonably face. The Goodwill Charge represents an anomaly that will not, following the Recapitalization, have any effect under the New M&F Agreement. To ensure that the failure to require a refunding of prior payments from Pro-Fac or the making of the CMV payments payable to Pro-Fac will not constitute an Event of Default under the Indenture as a result of any Impairment Charges, we are requesting the holders of the notes to consent to:

         o the waiver of compliance (and any Event of Default that may result or have resulted from non-compliance) with (i) Section 4.7(b) of the Indenture (restricting Pro-Fac's ability to incur debt), (ii)
             Section 4.18(a) (requiring that Pro-Fac reinvest in us a portion of any amount paid in excess of CMV) and (iii) Section 4.18 of the Indenture (limiting the amount of CMV payments we can make to Pro-Fac), resulting, in any of the above cases directly or indirectly from any Impairment Charge, and any other defaults that might arise indirectly from such noncompliance (e.g., the failure to comply with the notification requirements of Section 4.03 of the Indenture).

         As a result of the waiver, Pro-Fac will not have an obligation to refund any prior payments of CMV (which obligation might constitute indebtedness of Pro-Fac prohibited under the Indenture), and we can continue to make CMV payments for any fiscal year, even if the existing M&F Agreement were interpreted to require Impairment Charges to be accounted for in the determination of CMV.

         Furthermore, in view of the fundamental change in our business that will result from our arms length relationship with Pro-Fac following the Recapitalization, Vestar requires, as a condition of its equity investment in us, confirmation that there will be no outstanding or threatened claims related to any defaults or Events of Default under a certain provision of the Indenture as in effect prior to the Recapitalization, which provision will be deleted pursuant to the Proposed Amendments described above. Therefore, the holders of the notes are being asked to consent to:

         o the waiver of compliance (and any Event of Default existing by reason of non-compliance) with the provision of Section 4.7(b) and clause (iv) of the definition of "Restricted Investments" in
             Section 1.01 of the Indenture, each requiring that the balance under the permitted $40 million line of credit to Pro-Fac be reduced to zero for 15 consecutive calendar days of each fiscal year.

                         The Consent Solicitation

Securities For Which We Are Soliciting
Consents and the Requested Waivers .........     11 7/8 % Senior Subordinated Notes due 2008

Consents Required...........................     The Tabulation Agent must receive properly completed and executed
                                                 (and not revoked) Letters of Consent in respect of at least 75% in aggregate principal amount of the outstanding notes.

Consent Payment.............................     We will pay or cause to be paid to each consenting holder $1.25 in cash for each $1,000 principal amount of notes for which Letters of
                                                 Consent have been delivered by such consenting holder and not revoked. The Consent Payments will not be paid if the Requisite
                                                 Consents are not received, if the Consent Solicitation is terminated for any reason or if the Recapitalization is not consummated.

Acceptance of Consents......................     We may accept all properly completed and executed Letters of Consent received and not revoked on or before 5:00 p.m. New York City time, on the Expiration Date. If the Requisite Consents are not received by the Expiration Date, we may extend the Consent Solicitation and the
                                                 Tabulation Agent would continue to accept Letters of Consent. We may, however, elect at any time to terminate the Consent Solicitation.

Procedure for Consents......................     Letters of Consent, to be effective, must be properly completed and executed (together with any required signature guarantees) in accordance with the instructions contained herein and in the accompanying Letter of Consent. Only registered holders on July 8,
                                                 2002 or duly authorized agents of those holders are entitled to consent to the Proposed Amendments and the Requested Waivers.

Record Date.................................     5:00 p.m. or close of business, New York City time, on July 8, 2002.

Expiration Date.............................     5:00 p.m., New York City time, on July 22, 2002, unless extended.

Operative Time..............................     The date the Recapitalization is consummated (expected to be on or about August 1, 2002).

Payment Date................................     At or promptly following the closing of the Recapitalization.

Revocation of Consents......................     Consents may be revoked at any time prior to the Consent Date (which may be prior to the Expiration Date). If you desire to revoke a consent, you must timely file with the Tabulation Agent a written revocation of that consent (together with any required signature guarantees) in accordance with the instructions set forth herein and in the Letter of Consent.

Delivery of Letters of Consent..............     Completed and executed Letters of Consent should be sent by hand delivery, overnight courier, facsimile or mail, first-class postage prepaid, to the Tabulation Agent at the address set forth on the back cover of this Consent Solicitation Statement. Facsimile copies of the
                                                 Letter of Consent, properly and duly executed, should be confirmed by physical delivery no later than 5:00 p.m., New York City time, on the second business day following the Expiration Date. Letters of Consent should not be delivered directly to us or the Solicitation Agent. In no event should you tender or deliver any notes.

Information.................................     Requests for additional copies of this Consent Solicitation Statement and the Letter of Consent and other related documents, and questions with respect to the Consent Solicitation, should be directed to the
                                                 Information Agent at its address set forth on the back cover of this
                                                 Consent Solicitation Statement.

                              FINANCIAL INFORMATION

         Set forth below is certain historical and pro forma financial data of our company.

                                 Capitalization

         The following table sets forth the consolidated capitalization of our company (i) on a historical basis and (ii) as adjusted to give effect to the Recapitalization and the application of the net proceeds therefrom, assuming the Recapitalization occurred on March 30, 2002. As part of the Recapitalization, Vestar will invest $175.0 million in Holdings LLC along with management's cash investment of $0.9 million in Holdings LLC, which will invest the same amount in us. Vestar's and management's investment, together with the proceeds from a new senior secured credit facility, will be used to repay in full our existing senior secured credit facility and to pay fees and expenses in connection with the Recapitalization. The new senior secured credit facility will consist of a $200.0 million revolving credit facility and a $270.0 million term loan facility. As a result of the Recapitalization, our senior and total indebtedness (net of cash and before the adjustment of the notes to fair value) will be reduced by approximately $140.0 million. This table should be read in conjunction with our consolidated financial statements and the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Unaudited Pro Forma Financial Information included and incorporated by reference in this Consent Solicitation Statement.

                                                                 March 30, 2002 (unaudited)
                                                             --------------------------------
                                                              Actual           As Adjusted(c)
                                                             --------          --------------
                                                                (dollars in millions)
Cash and cash equivalents..............................        $  7.6             $ 15.0
                                                             ========             ======
Long-term debt, including current maturities:
   New Senior Secured Credit Facility:
     Revolving Credit Facility(a) .....................        $ 75.4             $ 75.4
     Term Loan Facility................................         403.5              270.0
     Capital Leases....................................           3.6                3.6
     Notes(b) .........................................         200.0              209.5
     Dean Foods Note (net of discount).................          31.8               31.8
     Other debt........................................           4.5                4.5
                                                             --------             ------
       Total debt......................................         718.8              594.8
Shareholder's equity ..................................         187.3              201.5
                                                             --------             ------
       Total capitalization............................        $906.1             $796.3
                                                             ========             ======

------------------

(a) Excludes $20.6 million in letters of credit outstanding.

(b) As adjusted amount represents the fair market value of the notes at March 30, 2002.

(c) The Recapitalization will cause the assets and liabilities of our company to be reflected at fair value under purchase accounting.

                    Unaudited Pro Forma Financial Information

         The following tables set forth our unaudited consolidated pro forma financial data as of the dates and for the periods indicated. The data are based upon the historical consolidated financial statements, which are incorporated by reference in this Consent Solicitation Statement, adjusted to give effect on a preliminary basis to the Recapitalization and the anticipated disposal of the popcorn and applesauce businesses. The pro forma consolidated statements of operations give effect to the Recapitalization and the anticipated disposal of the popcorn and applesauce businesses as if they had occurred June 25, 2000, the beginning of the earliest period presented. The pro forma consolidated balance sheet data have been adjusted to reflect the consummation of the Recapitalization and the anticipated disposal of the popcorn and applesauce businesses occurring as of March 30, 2002. The pro forma data do not purport to represent what the consolidated results of operations or financial position of our company would actually have been had such transactions actually occurred on such dates or what the results of operations will be for any future period. The unaudited pro forma financial information do not give effect to any transactions other than the transactions discussed in the notes to the unaudited pro forma financial information.

         The Recapitalization will cause our assets and liabilities to be reflected at fair value. Tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at their respective fair values. Information regarding the fair values of assets being acquired is not currently available. The valuations and other studies which will provide the basis for such an allocation have not progressed to a stage where there is sufficient information to make a final allocation in the accompanying unaudited pro forma financial information. Accordingly, the fair value adjustments made in connection with the unaudited pro forma financial information are preliminary and have been made solely for purposes of developing the unaudited pro forma financial information. Once an allocation is determined, in accordance with generally accepted accounting principles, any remaining excess of purchase cost over net assets acquired will be finalized.

         The pro forma adjustments also give effect to the Recapitalization as described in this Consent Solicitation Statement.

         The pro forma adjustments are based on available information and upon certain assumptions our management believes are reasonable under the circumstances. The unaudited pro forma financial information and accompanying notes should be read in conjunction with our consolidated financial statements and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this Consent Solicitation Statement.

                   Unaudited Pro Forma Condensed Balance Sheet
                                 March 30, 2002
                              (dollars in millions)

                                                        Popcorn &
                                                       Applesauce
                                                        Business
                                         Agrilink       Disposal     Recapitalization
                                        Historical     Adjustments      Adjustments          Pro Forma
                                        ----------     -----------   -----------------       ---------
Assets                                      (a)            (b)
Current assets:
    Cash and cash equivalents           $    7.6        $   --          $   7.4      (g)       $ 15.0
    Accounts receivable trade, net          89.9            (1.4)          --                    88.5
    Inventory                              337.3           (11.2)          --                   326.1
    Other current assets                    35.5             0.3           (1.6)     (c)         34.2
                                        --------        --------        -------                ------
       Total current assets                470.3           (12.3)           5.8                 463.8
    Net property, plant and equipment      295.9            (6.2)         (38.6)     (c)        251.1
    Net assets held for sale                --              10.8           --                    10.8
    Goodwill (pre-existing)                236.3            --           (236.3)     (d)         --
    Trademarks                              --               6.3          198.8      (d)        205.1
    Intangible Assets, net                  11.6            --              --                   11.6
    Due from Pro-Fac                         9.4            --             (9.4)     (e)         --
    Other assets                            38.4             2.2            8.3      (f)         48.9
                                        --------        --------        -------                ------
          Total assets                  $1,061.9        $    0.8        $ (71.4)               $991.3
                                        ========        ========        =======                ======

Liabilities and shareholder's equity

Current liabilities:
    Revolving Credit Facility-- old    $    75.4        $   --          $ (75.4)     (g)     $   --
    Revolving Credit Facility-- new         --              --             75.4      (g)         75.4
    Current Portion - obligations
    under capital leases                     0.8            --             --                     0.8
    Current Portion - long term debt
    under old credit facility               10.8            --            (10.8)     (g)         --
    Current Portion - long term debt
    under new credit facility               --              --              2.7      (g)          2.7
    Current Portion - other debt             4.1            --             --                     4.1
    Accounts payable, accruals and
    other current liabilities               98.8             0.8           (2.7)     (h)         96.9
    Due to Pro-Fac                           1.5            --             22.6      (i)         24.1
                                        --------        --------        -------                ------
      Total current liabilities            191.4             0.8           11.8                 204.0

Long - term debt under capital leases        2.9            --             --                     2.9
Long - term debt under old credit
facility                                   392.7            --           (392.7)     (g)         --
Long - term debt under new credit
facility                                    --              --            267.3      (g)        267.3
Notes                                      200.0            --              9.5      (j)        209.5
Dean Foods Note                             31.8            --             --                    31.8
Long - term debt, other                      0.4            --             --                     0.4
Other long-term liabilities                 55.4            --            (11.4)     (k)         44.0
Due to Pro-Fac                              --              --             30.0      (l)         30.0
                                        --------        --------        -------                ------
    Total liabilities                      874.6             0.8          (85.5)                789.9

Shareholder's equity                       187.3            --             14.1      (m)        201.4
                                        --------        --------        -------                ------
    Total liabilities and
    shareholder's equity                $1,061.9        $    0.8        $ (71.4)               $991.3
                                        ========        ========        =======                ======


See the accompanying notes to the pro forma consolidated financial data.

        Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
                              as of March 30, 2002

a) Represents our unaudited consolidated balance sheet as of March 30, 2002 as presented in our Quarterly Report on Form 10-Q for the period then ended.

b) Represents the reclassification to net assets held for sale of the applesauce and popcorn businesses that are anticipated to be disposed of within the next twelve months.

c) Represents property, plant, and equipment and spare parts at their estimated fair values. Information regarding the actual fair value of assets is not currently available. The valuations and other studies which will provide the basis for such allocations have not progressed to a stage where there is sufficient information to make a final allocation in the unaudited pro forma condensed consolidated financial data. Accordingly, the adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial data are preliminary and have been made solely for purposes of developing the unaudited pro forma condensed consolidated financial data.

d) Represents the elimination of pre-existing goodwill and the preliminary allocation of the excess purchase price, including transaction costs over the value of the net assets. The ending trademark balance is summarized as follows (dollars in millions):

     Trademarks.....................................................     $184.0
     Deferred Income Taxes..........................................       21.1
                                                                         ------
              Total.................................................     $205.1
                                                                         ======

     The valuations and other studies which will provide the basis for such final allocations have, however not progressed to a stage where there is sufficient information to make a final allocation in the unaudited pro forma condensed consolidated financial data. Accordingly, the adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial data are preliminary and have been made solely for the purposes of developing the unaudited pro forma condensed consolidated financial data.

e) We will forgive $9.4 million owed to us by Pro-Fac or we will pay an amount of non-patronage dividend so that Pro-Fac can immediately repay the loan.

f)  To reflect the net of (dollars in millions):

    The recording of new debt issuance costs..................................  $ 22.2
    The elimination of historical debt issuance and amendment costs...........   (13.9)
                                                                                 -----
              Total...........................................................   $ 8.3
                                                                                 =====

g) As part of the Recapitalization, Vestar will invest $175.0 million in Holdings LLC, along with management's cash investment of $0.9 million in Holdings LLC, which will invest the same amounts in us. Vestar's investment, together with the proceeds from the new senior secured credit facility of $270.0 million (which includes a current portion of $2.7 million and a long-term portion of $267.3 million) will be utilized to repay $403.5 million outstanding under our existing senior secured credit facility (including a current portion of $10.8 million and a long-term portion of $392.7 million) and pay fees and expenses in connection with the transaction (of approximately $35.0 million).

h)   To reflect the net of (dollars in millions):

     Represents the estimated cost of administrative services to be provided to
     Pro-Fac under the existing Pro-Fac Transition Services Agreement...........$ 1.0

     An adjustment for income tax effects of certain pro forma adjustments...... (3.7)
                                                                                -----

              Total.............................................................$(2.7)
                                                                                =====

i)   To reflect the net of (dollars in millions):

     Represents the forgiveness of amounts payable by Pro-Fac under the working capital line of credit provided pursuant to the terms of the M&F
     Agreement..................................................................$  12.6

     Represents the estimated present value of payments due to Pro-Fac under the
     Termination Agreement .....................................................   10.0
                                                                                -------
             Total..............................................................$  22.6
                                                                                =======

j) Represents the fair value of the notes at March 30, 2002. The notes are currently trading at a comparable value.

k)   To reflect the net of (dollars in millions):

     Represents the estimated adjustment of various employee benefit plans to fair value. The valuation which will provide a basis for a final value has not progressed to a stage where there is sufficient information to determine a final fair value. Accordingly, the adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial data are preliminary and have been made solely for purposes of developing the unaudited pro forma condensed consolidated financial data.............................................................$  (2.4)

     Represents the estimated cost of administrative services to be provided to
     Pro-Fac under the Pro-Fac Transition Services Agreement ...................    1.0

     An adjustment for income tax effects of certain pro forma adjustments .....  (10.0)
                                                                                -------
                Total...........................................................$ (11.4)
                                                                                =======

l)   Represents the estimated present value of payments due to Pro Fac under the
     Termination Agreement......................................................$  30.0

m)   To reflect the net of (dollars in millions):

     Elimination of historical shareholders' equity..........................   $(187.3)
     Pro-Fac equity investment...............................................      32.1
     Vestar equity investment................................................     175.0
     Management equity investment............................................       0.9
     Estimated Transaction fees..............................................      (6.5)
                                                                                -------
              Total .........................................................   $  14.2
                                                                                =======


     Estimated calculation of purchase price:

     Vestar equity investment...................................................$  175.0
     Pro-Fac equity investment..................................................    32.1
     Management equity investment...............................................     0.9
     Estimated transactions fees................................................    (6.5)
                                                                                --------
              Total Adjusted Purchase Price.....................................$  201.5
                                                                                ========

   Preliminary allocation of purchase price:
   Assets:
     Our historical assets......................................................$1,061.9
     Preliminary adjustment to property, plant and equipment and spare parts to
     reflect fair value.........................................................   (40.2)
     Elimination of historical debt issuance and amendment costs ...............   (13.9)
     Elimination of certain amounts owed by Pro-Fac.............................   (22.0)
     Elimination of preexisting goodwill........................................  (236.3)
     Preliminary allocation to trademarks.......................................   198.8
     Recording of new debt issuance costs.......................................    22.2

   Liabilities:
     Our historical liabilities.................................................$ (874.5)
     Preliminary adjustments of various employee benefit plans to  fair value...     2.4
     Adjustment for income tax effects of certain pro forma adjustments.........    13.7
     Adjustment to reflect notes at fair value..................................    (9.5)

     Obligations under the Pro-Fac Transition Services and Termination
     Agreements................................................................    (42.0)
     Reduction in debt ........................................................    140.9
                                                                                --------
             Total..............................................................$  201.5
                                                                                ========

      Unaudited Pro Forma Consolidated Statement of Operations for the Nine
                           Months Ended March 30, 2002
                             (dollars in millions)

                                                                 (b)
                                                            Popcorn and
                                                             Applesauce
                                                 (a)          Business
                                               Agrilink       Disposal    Recapitalization
                                             (Historical)   Adjustments      Adjustments           Pro Forma
                                            -------------  -------------  ----------------         ---------
Net sales                                   $ 788.7          $(14.2)        $  --                  $ 774.5
Cost of sales                                (618.2)           17.2            1.7          (c)     (599.3)
                                            -------          ------         ------                 -------
Gross profit                                  170.5             3.0            1.7                   175.2
Selling, administrative and general
expense                                       (94.8)            0.5           (0.8)         (d)      (95.1)
Restructuring                                  (2.6)           --             --                      (2.6)
Gain from pension curtailment                   2.5            --             --                       2.5
Income from joint venture                       1.8            --             --                       1.8
                                            -------          ------         ------                 -------
Operating income before dividing with
Pro-Fac                                        77.4             3.5            0.9                    81.8
Interest expense                              (51.6)           --             12.6          (e)      (39.0)
                                            -------          ------         ------                 -------
Pretax income before dividing with Pro-Fac     25.8             3.5           13.5                    42.8
Pro-Fac share of income                       (12.9)           --             12.9          (f)        --
                                            -------          ------         ------                 -------
Income before taxes                            12.9             3.5           26.4                    42.8
Provision for taxes                            (5.5)           (1.4)         (10.6)         (g)      (17.5)
                                            -------          ------         ------                 -------
Net Income                                  $   7.4          $  2.1         $ 15.8                 $  25.3
                                            =======          ======         ======                 =======

See the accompanying notes to the pro forma consolidated financial data.

   Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                    for the Nine Months Ended March 30, 2002

a) Represents our consolidated statement of operations for the nine-month period ended March 30, 2002 as presented in our Quarterly Report on Form 10-Q for the period then ended.

b) Represents the estimated effects of the elimination of the operations of the applesauce and popcorn businesses that are anticipated to be disposed of within the next twelve months.

c) Represents an increase of $0.2 million in expense related to various employee benefit plans and a decrease in depreciation of $1.9 million.

     The adjustment associated with various employee benefit plans subsequent to the Recapitalization will be determined based upon the fair value of plan assets and other assumptions. The valuations and other studies which will provide a basis for the final value have not progressed to a stage where there is sufficient information to determine a final adjustment.

     Depreciation recorded subsequent to the Recapitalization will be determined based upon the final fair value of assets and determination of useful lives. Useful lives of the assets have been estimated at between 4 and 35 years. Information regarding the actual final fair value of assets is not currently available. The valuations and other studies which will provide the basis for such allocations have not progressed to a stage where there is sufficient information to make a final allocation in the unaudited pro forma condensed consolidated financial data.

     Accordingly, the adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial data are preliminary and have been made solely for purposes of developing the unaudited pro forma condensed consolidated financial data.

d)   Represents the following (dollars in millions):

     Payments made under the Vestar Capital Management Agreement................$ (0.7)

     Adjustment made to expense relating to various employee benefit plans.....   (0.1)
                                                                                ------
              Total.............................................................$ (0.8)
                                                                                ======

     The adjustment associated with various employee benefit plans subsequent to the Recapitalization will be determined based upon the fair value of plan assets and other assumptions. The valuations and other studies which will provide a basis for the final value have not progressed to a stage where there is sufficient information to determine a final adjustment.

e)   Represents the net adjustment to interest expense (dollars in millions):

        Borrowings under the new senior secured credit facility.................$ 14.2
        Amortization of new debt issuance costs.................................   3.0
        Accretion of liability due to Pro-Fac under the Termination Agreement...   2.0
        Adjustment to historical interest expense for the notes.................  (0.6)
        Less historical interest expense on existing senior credit facility, net (26.7)
        Less historical amortization of debt issuance costs.....................  (4.5)
                                                                                ------
                 Total..........................................................$(12.6)
                                                                                ======

     A 1/8th percent change in interest rates would cause interest expense to change by $0.4 million on an annual basis.

     Pro forma interest expense was calculated utilizing current rates. The use of historical interest rates for all variable rate debt would result in an increase of $2.6 million to the pro forma interest expense.

f) Under the existing M&F Agreement, in any year in which we have earnings on products which were processed from crops supplied by Pro-Fac, we pay to Pro-Fac 90% of such earnings, called "additional patronage income," but in no case more than 50% of all of our pretax earnings. In years in which we have losses on Pro-Fac products, we charge Pro-Fac by reducing the CMV we would otherwise pay to Pro-Fac by 90% of such losses, but in no case by more than 50% of all of our pretax losses. Pro-Fac will not share in our losses under the new M&F Agreement, nor will it be entitled to share in our additional patronage income.

g) Represents the income tax effect of the pro forma adjustments based on an assumed statutory income tax rate of 40%.

        Unaudited Pro Forma Consolidated Statement of Operations for the
                            Year Ended June 30, 2001
                              (dollars in millions)

                                                                 (b)
                                                            Popcorn and
                                                             Applesauce
                                                 (a)          Business
                                               Agrilink       Disposal    Recapitalization
                                             (Historical)   Adjustments     Adjustments            Pro Forma
                                            -------------  -------------  ----------------         ---------
Net sales                                     $1,141.4         $(18.9)        $ --                $1,122.5
Cost of sales                                   (928.8)          22.2            2.4        (c)     (904.2)
                                              --------         ------         ------              --------
Gross profit                                     212.6            3.3            2.4                 218.3
Selling, administrative and general             (133.1)           0.6           (1.2)       (d)     (133.7)
expense
Income from joint venture                          1.8           --             --                     1.8
                                              --------         ------         ------              --------
Operating income before dividing with             81.3            3.9            1.2                  86.4
Pro-Fac
Interest expense                                 (79.8)          --             27.2        (e)      (52.6)
                                              --------         ------         ------              --------
Pretax income before dividing with Pro-Fac         1.5            3.9           28.4                  33.8
Pro-Fac share of income                           (0.7)          --              0.7        (f)       --
                                              --------         ------         ------              --------
Income before taxes                                0.8            3.9           29.1                  33.8
Provision for taxes                               (0.7)          (1.5)         (11.6)       (g)      (13.8)
                                              --------         ------         ------              --------
Net Income                                    $    0.1         $  2.4         $ 17.5              $   20.0
                                              ========         ======         ======              ========

See the accompanying notes to the pro forma consolidated financial data.

        Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                   Operations for the Year Ended June 30, 2001

a) Represents our consolidated statement of operations for fiscal year ended June 30, 2001 as presented in our Annual Report on Form 10-K for the year then ended. Results have been restated in accordance with the Financial Accounting Standards Board's Emerging Issues Task Force ("EITF") Issue No. 01-09, "Accounting for the Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products." Accordingly, we have reclassified promotions, slotting fees and coupon expense, previously classified as selling, general and administrative expense as a reduction of gross sales. The adoption of EITF 01-09 did not impact our profitability.

b) Represents estimated effects of the elimination of the operations of the applesauce and popcorn businesses that are anticipated to be disposed of within the next twelve months.

c) Represents an increase of $0.2 million in expense related to various employee benefit plans and a decrease in depreciation of $2.6 million.

     The adjustment associated with various employee benefit plans subsequent to the Recapitalization will be determined based upon the fair value of plan assets and other assumptions. The valuations and other studies which will provide a basis for the final value have not progressed to a stage where there is sufficient information to determine a final adjustment.

     Depreciation recorded by us subsequent to the Recapitalization will be determined based upon the final fair value of assets and determination of useful lives. Useful lives of the assets have been estimated at between 4 and 35 years. Information regarding the final fair value of assets is not currently available. The valuations and other studies which will provide the basis for such allocations have not progressed to a stage where there is sufficient information to make a final allocation in the unaudited pro forma condensed consolidated financial data.

     Accordingly, the adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial data are preliminary and have been made solely for purposes of developing the unaudited pro forma condensed consolidated financial data.

d)   Represents the following (dollars in millions):


     Payments made under the Vestar Capital Management Agreement ...............$ (1.0)

     Adjustment made to expense relating to various employee benefit plans. ....  (0.2)
                                                                                ------
                 Total......................................................... $ (1.2)
                                                                                ======
     The adjustment associated with various employee benefit plans subsequent to the Recapitalization will be determined based upon the fair value of plan assets and other assumptions. The valuations and other studies which will provide a basis for the final value have not progressed to a stage where there is sufficient information to determine a final adjustment.

e)   Represents the net adjustment to interest expense (dollars in millions):

     Borrowings under the new senior secured credit facility....................$ 18.1
     Amortization of new debt issuance costs....................................   4.0
     Accretion of liability due to Pro-Fac under the Termination Agreement......   2.7
     Adjustment to historical interest expense for the notes....................  (0.8)
     Less historical interest expense on existing senior credit facility, net... (47.7)
     Less historical amortization of debt issuance costs........................  (3.5)
                                                                                ------
              Total.............................................................$(27.2)
                                                                                ======

     A 1/8th percent change in interest rates would cause interest expense to change by $0.5 million on an annual basis.

     Pro forma interest expense was calculated utilizing current rates. The use of historical interest rates for all variable rate debt would result in an increase of $14.5 million to the pro forma interest expense.

f) Under the existing M&F Agreement, in any year in which our earnings on products which were processed from crops supplied by Pro-Fac, we pay to Pro-Fac 90% of such earnings, called "additional patronage income," but in no case more than 50% of all of our pretax earnings. In years in which we have losses on Pro-Fac products, we charge Pro-Fac by reducing the CMV we would otherwise pay to Pro-Fac by 90% of such losses, but in no case by more than 50% of all of our pretax losses. Pro-Fac will not share in our losses under the new M&F Agreement, nor will it be entitled to share in our additional patronage income.

g) Represents the income tax effect of the pro forma adjustments based on an assumed statutory income tax rate of 40%.

                             THE PROPOSED AMENDMENTS

         Below on the left side of the page is the text of the provisions from the Indenture as they currently exist. Below on the right side of the page is the text of the provisions of the Indenture as amended by the Proposed Amendments. The amended provisions have been marked to show changes from the provisions of the Indenture. Text that is deleted from the Indenture by the Proposed Amendments is stricken and text that is added to the Indenture by the Proposed Amendments is in bold print and double underlined.

         In addition to the changes outlined below, certain non-substantive changes will be made to the Indenture as described above under "Summary-The Proposed Amendments."

Indenture
--------------------------------------------------------------------------------
Section 1.01 Definitions.

"Acquired Indebtedness" means (a) with respect to any Person that becomes a Restricted Subsidiary after the date of this Indenture, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (b) with respect to the Company or any of its Restricted Subsidiaries, any Indebtedness of a Person (other than the Company or a Restricted Subsidiary) existing at the time such Person is merged with or into the Company or a Restricted Subsidiary, or Indebtedness assumed by the Company or any of its Restricted Subsidiaries in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition. For purposes of the Pro-Fac Merger only, Indebtedness of Pro-Fac existing at the time the Company is merged with and into Pro-Fac, but not incurred in connection with, or in contemplation of, the Pro-Fac Merger, shall be deemed incurred for purposes of this Indenture at the time of the consummation of the Pro-Fac Merger, but the incurrence thereof shall not require compliance with Section 4.07(a).

Proposed Amendments
--------------------------------------------------------------------------------
Section 1.01 Definitions.

"Acquired Indebtedness" means (a) with respect to any Person that becomes a Restricted Subsidiary after the date of this Indenture, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (b) with respect to the Company or any of its Restricted Subsidiaries, any Indebtedness of a Person (other than the Company or a Restricted Subsidiary) existing at the time such Person is merged with or into the Company or a Restricted Subsidiary, or Indebtedness assumed by the Company or any of its Restricted Subsidiaries in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

Indenture
--------------------------------------------------------------------------------
"Affiliate" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) with respect to Pro-Fac and the Company, any member of Pro-Fac that is a director of Pro-Fac or that has beneficial ownership of more than 1% of the outstanding voting securities of Pro-Fac. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and under "common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

Proposed Amendments
--------------------------------------------------------------------------------
"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and under "common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

Indenture
--------------------------------------------------------------------------------
"Change of Control" means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Pro-Fac's or the Company's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); provided, however, that the Pro-Fac Merger shall not constitute a Change of Control under this clause (i); (ii) the consummation of any transaction the result of which is that any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than Pro-Fac in the case of clause (y)) owns, directly or indirectly, (A) more than 50% of the voting power of the voting stock of either
(x) Pro-Fac or (y) the Company or (B) more than 30% of the voting power of the voting stock of the Company if Pro-Fac owns, directly or indirectly, a lesser percentage than such Person or group of the voting power of the voting stock of the Company; (iii) the first date on which any Person or group (as defined above) shall have elected, or caused to be elected, a sufficient number of its or their nominees to the Board of Directors of Pro-Fac or the Company such that the nominees so elected (regardless of when elected) shall collectively constitute a majority of the Board of Directors of Pro-Fac or the Company, as the case may be; or (iv) (A) prior to consummation of the Pro-Fac Merger, for a period of 120 consecutive days, the number of Disinterested Directors on the Board of Directors of the Company being less than the greater of (x) two and (y) the number of directors of the Company who are Pro-Fac Directors and (B) on and after consummation of the Pro-Fac Merger, for a period of 120 consecutive days, the number of Disinterested Directors on the Board of Directors of Pro-Fac, as successor corporation to the Company, being less than two. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of Pro-Fac or the Company shall be deemed to be a transfer of such portion of the voting stock owned by such entity as corresponds to the portion of the equity of such entity that has been so transferred.

Proposed Amendments
--------------------------------------------------------------------------------
"Change of Control" means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the Principals and their Related Parties); provided, however, that the Recapitalization shall not constitute a Change of Control under this clause (i);
(ii) the consummation of any transaction the result of which is that any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the Principals and their Related Parties) owns, directly or indirectly, more than 50% of the voting power of the voting stock of the Company; (iii) the first day following the date of consummation of the Recapitalization on which a majority of the members of the Board of Directors of the Company are not Continuing Directors, or (iv) the adoption by the stockholders of the Company of a plan or proposal or the liquidation or dissolution of the Company.

Indenture
--------------------------------------------------------------------------------
"Consolidated Interest Expense" for any period means the sum, without duplication, of the total interest expense of the Company and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without limitation (i) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness; (ii) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing; (iii) the net costs associated with Hedging Obligations; (iv) amortization of other financing fees and expenses; (v) the interest portion of any deferred payment obligations;
(vi) amortization of debt discount or premium, if any; (vii) all other non-cash interest expense; (viii) capitalized interest; (ix) all cash dividend payments (and non-cash dividend payments in the case of a Restricted Subsidiary) on any series of preferred stock of the Company or any Restricted Subsidiary; (x) all interest payable with respect to discontinued operations; and (xi) all interest on any Indebtedness of any other Person guaranteed by the Company or any Restricted Subsidiary to the extent paid by the Company or such Restricted Subsidiary.

Proposed Amendments
--------------------------------------------------------------------------------
"Consolidated Interest Expense" for any period means the sum, without duplication, of the total interest expense of the Company and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without limitation (i) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness; (ii) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing; (iii) the net costs associated with Hedging Obligations; (iv) amortization of other financing fees and expenses; (v) the interest portion of any deferred payment obligations;
(vi) amortization of debt discount or premium, if any; (vii) all other non-cash interest expense; (viii) capitalized interest; (ix) all cash dividend payments (and non-cash dividend payments in the case of a Restricted Subsidiary) on any series of preferred stock of the Company or any Restricted Subsidiary; (x) all interest payable with respect to discontinued operations; and (xi) all interest on any Indebtedness of any other Person guaranteed by the Company or any Restricted Subsidiary to the extent paid by the Company or such Restricted Subsidiary; provided, that interest expense related to the termination fee payable to Pro-Fac pursuant to the Termination Agreement shall be excluded from the calculation of Consolidated Interest Expense.

Indenture
--------------------------------------------------------------------------------
"Consolidated Net Income" for any period means the net income (or loss) of the Company and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication (i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Company and its Restricted Subsidiaries has an ownership interest, except to the extent that any such income has actually been received by the Company and its Restricted Subsidiaries (unless and to the extent such Restricted Subsidiary is subject to clause (iii) below) in the form of cash dividends or distributions during such period; (ii) except to the extent includable in the consolidated net income of the Company pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary; (iii) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income
(a) is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period or (b) would be subject to any taxes payable on such dividend or distribution; (iv) any gain (or, only in the case of a determination of Consolidated Net Income as used in EBITDA, any loss), together with any related provisions for taxes on any such gain (or, if applicable, the tax effects of such loss), realized during such period by the Company or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Sale by the Company or any of its Restricted Subsidiaries; provided, however, that there shall be excluded from Consolidated Net Income for all purposes any loss realized by the Company or any Restricted Subsidiary upon the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary, or the write-off of deferred financing costs, in connection with the Acquisition and all refinancings of Indebtedness consummated in connection therewith; (v) any extraordinary gain (or, only in the case of a determination of Consolidated Net Income as used in EBITDA, any extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or, if applicable, the tax effects of such extraordinary loss), realized by the Company or any Restricted Subsidiary during such period; (vi) any restructuring charges recognized during such period in an amount not to exceed $7.0 million in the aggregate after the Issue Date so long as such restructuring charges are recognized within 24 months after the Issue Date; and (vii) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and provided, further, that any gain in excess of return of capital referred to in clauses
(iv) and (v) above that relates to a Restricted Investment and which is received in cash by the Company or a Restricted Subsidiary during such period shall be included in the Consolidated Net Income of the Company.

Proposed Amendments
--------------------------------------------------------------------------------
"Consolidated Net Income" for any period means the net income (or loss) of the Company and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication (i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Company and its Restricted Subsidiaries has an ownership interest, except to the extent that any such income has actually been received by the Company and its Restricted Subsidiaries (unless and to the extent such Restricted Subsidiary is subject to clause (iii) below) in the form of cash dividends or distributions during such period; (ii) except to the extent includable in the consolidated net income of the Company pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary; (iii) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income
(a) is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period or (b) would be subject to any taxes payable on such dividend or distribution; (iv) any gain (or, only in the case of a determination of Consolidated Net Income as used in EBITDA, any loss), together with any related provisions for taxes on any such gain (or, if applicable, the tax effects of such loss), realized during such period by the Company or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Sale by the Company or any of its Restricted Subsidiaries; provided, however, that there shall be excluded from Consolidated Net Income for all purposes any loss realized by the Company or any Restricted Subsidiary upon the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary, or the write-off of deferred financing costs, in connection with the Acquisition and all refinancings of Indebtedness consummated in connection therewith; (v) any extraordinary gain (or, only in the case of a determination of Consolidated Net Income as used in EBITDA, any extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or, if applicable, the tax effects of such extraordinary loss), realized by the Company or any Restricted Subsidiary during such period; (vi) any charges related to the Recapitalization (including, without limitation, any charges on account of amounts paid pursuant to the Termination Agreement, Vestar Capital Management Agreement or as shortfall payments under the Pro-Fac Marketing Agreement and any charges resulting from the application of "purchase accounting" under GAAP) (vii) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and provided, further, that any gain in excess of return of capital referred to in clauses (iv) and (v) above that relates to a Restricted Investment and which is received in cash by the Company or a Restricted Subsidiary during such period shall be included in the Consolidated Net Income of the Company; and (viii) amortization or impairment of goodwill recognized in any period beginning on or after July 1, 2001 and impairment of goodwill for any period.

"Continuing Directors" means, as of any date of determination, any member of the Board of directors of the Company, who:

         (1) was a member of the Board of Directors immediately following the consummation of the Recapitalization;

         (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election; or

         (3) was nominated by the Principals.

"Dean Foods Note" means the unsecured subordinated note due November 22, 2008 issued by the Company and originally payable to Dean Foods Company which was originally issued on September 24, 1998 in the principal amount of $30.0 million and which accrues interest at a rate of 5% annually through November 2003 and then bears cash interest at a rate of 10% through maturity.

Indenture
--------------------------------------------------------------------------------
"Disinterested Directors" means (i) prior to the consummation of the Pro-Fac Merger, directors of the Company who are not employees, shareholders (at the time of becoming directors) or otherwise Affiliates (other than by reason of being a director of the Company) of either Pro-Fac or the Company and (ii) on and after consummation of the Pro-Fac Merger, directors of Pro-Fac, as the successor corporation to the Company, who are not employees, shareholders (at the time of becoming directors) or otherwise Affiliates (other than by reason of being a director of Pro-Fac) of Pro-Fac.

Proposed Amendments
--------------------------------------------------------------------------------

Indenture
--------------------------------------------------------------------------------
"Disqualified Capital Stock" means any Capital Stock of a Person or any of its Subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such Person or any of its Subsidiaries, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the final maturity date of the Notes; provided, however, that in the case of Pro-Fac only, Disqualified Capital Stock shall not include (x) retained earnings allocated to members of Pro-Fac, (y) common stock of Pro-Fac issued to members of Pro-Fac and (z) Class B Preferred Stock (having substantially the same terms as in effect on the Issue Date) of Pro-Fac issued to officers, directors or employees of Pro-Fac.

Proposed Amendments
--------------------------------------------------------------------------------
"Disqualified Capital Stock" means any Capital Stock of a Person or any of its Subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such Person or any of its Subsidiaries, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the final maturity date of the Notes;

Indenture
--------------------------------------------------------------------------------
"EBITDA" for any period means without duplication, the sum of the amounts for such period of (i) Consolidated Net Income plus (ii) in each case to the extent deducted in determining Consolidated Net Income for such period (and without duplication), (A) Consolidated Income Tax Expense, (B) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),
(C) Consolidated Depreciation Expense, (D) Consolidated Interest Expense, (E) all other non-cash items reducing the Consolidated Net Income (excluding any such non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP, plus (iii) in the case of the Company, for any period that includes a fiscal quarter beginning on or prior to consummation of the Pro-Fac Merger, the Pro-Fac share of earnings (loss) as determined in accordance with the Pro-Fac Marketing Agreement for such period through the date of consummation of the Pro-Fac Merger, minus (iv) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

Proposed Amendments
--------------------------------------------------------------------------------
"EBITDA" for any period means without duplication, the sum of the amounts for such period of (i) Consolidated Net Income plus (ii) in each case to the extent deducted in determining Consolidated Net Income for such period (and without duplication), (A) Consolidated Income Tax Expense, (B) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),
(C) Consolidated Depreciation Expense, (D) Consolidated Interest Expense, (E) all other non-cash items reducing the Consolidated Net Income (excluding any such non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP, plus (iii) in the case of the Company, for any period that includes a fiscal quarter beginning on or prior to consummation of the Recapitalization, the Pro-Fac share of earnings (loss) as determined in accordance with the Pro-Fac Marketing Agreement for such period through the date of consummation of the Recapitalization, minus (iv) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

"Holding Company" means Agrilink Holdings, Inc., a Delaware company, and its successors and assigns and Agrilink Holdings, LLC, a Delaware limited liability company, and its successors and assigns.

Indenture
--------------------------------------------------------------------------------
"New Credit Facility" means the Credit Agreement dated as of September 23, 1998 by and among the Company, Pro-Fac, the other guarantors party thereto, Harris Trust and Savings Bank, individually and as Administrative Agent, Bank of Montreal, Chicago Branch, individually and as a Syndication Agent, and the other lenders party thereto, together with any guarantees, security agreements or other collateral documents and any other related documents, as any of the foregoing may be subsequently amended, restated, refinanced, or replaced from time to time, and shall include agreements in respect of Hedging Obligations designed to protect against fluctuations in interest rates and entered into with respect to loans thereunder.

Proposed Amendments
--------------------------------------------------------------------------------
"New Credit Facility" means the Credit Agreement dated as of the closing of the Recapitalization by and among the Company, the other guarantors party thereto, JPMorgan Chase Bank, individually and as Administrative Agent, J.P. Morgan Securities Inc, individually and as a Syndication Agent, and the other lenders party thereto, together with any guarantees, security agreements or other collateral documents and any other related documents, as any of the foregoing may be subsequently amended, restated, refinanced, or replaced from time to time, and shall include agreements in respect of Hedging Obligations designed to protect against fluctuations in interest rates and entered into with respect to loans thereunder.

Indenture
--------------------------------------------------------------------------------
"Permitted Indebtedness" means any of the following:

         (i) Indebtedness of the Company and the related guarantees of the Subsidiary Guarantors under the New Credit Facility in an aggregate principal amount at any time outstanding not to exceed (a) under the Term Loan Facilities, $455.0 million, less any required permanent repayments actually made thereunder (excluding any such repayment to the extent refinanced and replaced at the time of payment), and (b) under the Revolving Loan Facility, the greater of (x) $200.0 million, and (y) the sum of (A) 80% of the book amount of all accounts receivable owned by the Company and its Restricted Subsidiaries and (B) 50% of the book value of all inventory owned by the Company and its Restricted Subsidiaries, in each case computed in accordance with GAAP as of the end of the last fiscal month of the Company, reduced by any required permanent repayments actually made (which are accompanied by a corresponding permanent commitment reduction) in respect of the Revolving Loan Facility (excluding any such repayment and commitment reductions to the extent refinanced and replaced at the time of payment);

         (ii) Indebtedness under the Notes, the Note Guarantees and this Indenture;

         (iii) Existing Indebtedness;

         (iv) Indebtedness under Hedging Obligations, provided that (1) such Hedging Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by Section 4.07, and (2) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of such Indebtedness to which such Hedging Obligations relate;

         (v) Indebtedness of the Company to a Subsidiary Guarantor and Indebtedness of any Subsidiary Guarantor to the Company or any other Subsidiary Guarantor; provided, however, that upon either (1) the subsequent issuance (other than directors' qualifying shares), sale, transfer or other disposition of any Capital Stock or any other event which results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or (2) the transfer or other disposition of any such Indebtedness (except to the Company or a Subsidiary Guarantor), the provisions of this clause (v) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of Section 4.07 at the time the Subsidiary Guarantor in question ceased to be a Subsidiary Guarantor or the time such transfer or other disposition occurred;

         (vi) Indebtedness in respect of bid, performance or surety bonds or insurance of self-reinsurance obligations (including to secure worker's compensation and other similar insurance coverage) issued for the account of the Company in the ordinary course of business consistent with past practice, including guarantees or obligations of the Company with respect to letters of credit supporting such bid, performance or surety obligations or such insurance or self-insurance obligations (in each case other than for an obligation for money borrowed);

         (vii) Indebtedness in respect of Non-Recourse Purchase Money Indebtedness incurred by the Company or any Restricted Subsidiary;

         (viii) Refinancing Indebtedness;

         (ix) Indebtedness in respect of the Guarantee by the Company of revolving credit indebtedness incurred by Great Lakes Kraut Company in an aggregate principal amount at any time outstanding not to exceed $10.0 million; and

         (x) Indebtedness incurred by the Company or any Subsidiary Guarantor, in addition to Indebtedness incurred pursuant to the foregoing clauses of this definition, with an aggregate principal face or stated amount (as applicable) at any time outstanding for all such Indebtedness incurred pursuant to this clause not in excess of $25.0 million.

Proposed Amendments
--------------------------------------------------------------------------------
"Permitted Indebtedness" means any of the following:

         (i) Indebtedness of the Company and the related guarantees of the Subsidiary Guarantors under the New Credit Facility in an aggregate principal amount at any time outstanding not to exceed (a) under the Term Loan Facilities, $455.0 million, less any required permanent repayments actually made thereunder (excluding any such repayment to the extent refinanced and replaced at the time of payment), and (b) under the Revolving Loan Facility, the greater of (x) $200.0 million, and (y) the sum of (A) 80% of the book amount of all accounts receivable owned by the Company and its Restricted Subsidiaries and (B) 50% of the book value of all inventory owned by the Company and its Restricted Subsidiaries, in each case computed in accordance with GAAP as of the end of the last fiscal month of the Company, reduced by any required permanent repayments actually made (which are accompanied by a corresponding permanent commitment reduction) in respect of the Revolving Loan Facility (excluding any such repayment and commitment reductions to the extent refinanced and replaced at the time of payment);

         (ii) Indebtedness under the Notes, the Note Guarantees and this Indenture;

         (iii) Existing Indebtedness;

         (iv) Indebtedness under Hedging Obligations, provided that (1) such Hedging Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by Section 4.07, and (2) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of such Indebtedness to which such Hedging Obligations relate;

         (v) Indebtedness of the Company to a Subsidiary Guarantor and Indebtedness of any Subsidiary Guarantor to the Company or any other Subsidiary Guarantor; provided, however, that upon either (1) the subsequent issuance (other than directors' qualifying shares), sale, transfer or other disposition of any Capital Stock or any other event which results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or (2) the transfer or other disposition of any such Indebtedness (except to the Company or a Subsidiary Guarantor), the provisions of this clause (v) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of Section 4.07 at the time the Subsidiary Guarantor in question ceased to be a Subsidiary Guarantor or the time such transfer or other disposition occurred;

         (vi) Indebtedness in respect of bid, performance or surety bonds or insurance of self-reinsurance obligations (including to secure worker's compensation and other similar insurance coverage) issued for the account of the Company in the ordinary course of business consistent with past practice, including guarantees or obligations of the Company with respect to letters of credit supporting such bid, performance or surety obligations or such insurance or self-insurance obligations (in each case other than for an obligation for money borrowed);

         (vii) Indebtedness in respect of Non-Recourse Purchase Money Indebtedness incurred by the Company or any Restricted Subsidiary;

         (viii) Refinancing Indebtedness;

         (ix) Indebtedness in respect of the Guarantee by the Company of revolving credit indebtedness incurred by Great Lakes Kraut Company in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

         (x) Indebtedness incurred by the Company or any Subsidiary Guarantor, in addition to Indebtedness incurred pursuant to the foregoing clauses of this definition, with an aggregate principal face or stated amount (as applicable) at any time outstanding for all such Indebtedness incurred pursuant to this clause not in excess of $25.0 million and

         (xi) Indebtedness in respect of the termination fee payable to Pro-Fac of up to $50.0 million in the aggregate (plus any interest accrued thereon to the extent such payments are required to be deferred by holders of certain of the Company's Indebtedness) pursuant to the Termination Agreement.

"Permitted Payments" means: (i) the payment to Pro-Fac of a termination fee of up to $50.0 million in the aggregate (plus any interest accrued thereon to the extent such payments are required to be deferred by holders of certain of the Company's Indebtedness) pursuant to the Termination Agreement; (ii) forgiveness of amounts payable by Pro-Fac to the Company under the working capital line of credit provided pursuant to the Pro-Fac Marketing Agreement in effect prior to the closing of the Recapitalization of up to $23.5 million or the distribution to Pro-Fac of such amounts to repay amounts outstanding under such line of credit; (iii) distributions to Pro-Fac to be used to repay a $9.4 million note payable to the Company or the forgiveness by the Company of amounts payable by Pro-Fac pursuant to such note; and (iv) a payment of net patronage income for the 2002 tax year to members of Pro-Fac, not to exceed $2.5 million in the aggregate.

"Principals" means Vestar Capital Partners IV, L.P. and its Affiliates.

Indenture
--------------------------------------------------------------------------------
"Pro-Fac" means Pro-Fac Cooperative, Inc., a New York cooperative corporation, unless and until a successor replaces it in accordance with Article 5 and thereafter means such successor. For avoidance of doubt, on and after the Pro-Fac Merger, references herein to "Pro-Fac" shall be deemed to be references to Pro-Fac, as successor corporation to the Company.

Proposed Amendments
--------------------------------------------------------------------------------
"Pro-Fac" means Pro-Fac Cooperative, Inc., a New York cooperative corporation, unless and until a successor replaces it in accordance with Article 5 and thereafter means such successor.

Indenture
--------------------------------------------------------------------------------
"Pro-Fac Director" means any Person who, as a director, officer or other designee of Pro-Fac, serves as a director of the Company.

Proposed Amendments
--------------------------------------------------------------------------------

Indenture
--------------------------------------------------------------------------------
"Pro-Fac Merger" means the merger of the Company with and into Pro-Fac with Pro-Fac as the surviving corporation.

Proposed Amendments
--------------------------------------------------------------------------------
"Pro-Fac Credit Facility" means the working capital facility of up to $5.0 million (plus accrued and unpaid interest thereon) provided by the Company to Pro-Fac.

"Pro-Fac Transition Services Agreement" means that certain Transitional Services Agreement to be entered into by Pro-Fac and the Company in connection with the Recapitalization, as such agreement may be amended, restated, renewed, extended or replaced in accordance with this Indenture.

"Recapitalization" means the consummation of the transactions contemplated by the Unit Purchase Agreement and the agreements referred to therein and the refinancing of the New Credit Facility.

Indenture
--------------------------------------------------------------------------------
"Restricted Investment" means any Investment by the Company or any Restricted Subsidiary (other than investments in Cash Equivalents) in any Person that is not the Company or a Restricted Subsidiary, including in any Unrestricted Subsidiary, but shall not include (i) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company that is engaged in a Related Business or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is engaged in a Related Business; (ii) loans by the Company or any of its Restricted Subsidiaries to employees of the Company or any of its Restricted Subsidiaries the proceeds of which are applied to purchase Capital Stock of Pro-Fac in amount not to exceed $2.0 million at any time outstanding; or (iii) the Guarantee by the Company of revolving credit indebtedness incurred by Great Lakes Kraut Company in an aggregate principal amount at any time outstanding not to exceed $10.0 million; or (iv) demand loans for working capital purposes from the Company to Pro-Fac made prior to the consummation of the Pro-Fac Merger, not exceeding $40.0 million at any time outstanding, which will be reduced to zero for a period of not less than 15 consecutive days in each fiscal year.

Proposed Amendments
--------------------------------------------------------------------------------
"Restricted Investment" means any Investment by the Company or any Restricted Subsidiary (other than investments in Cash Equivalents) in any Person that is not the Company or a Restricted Subsidiary, including in any Unrestricted Subsidiary, but shall not include (i) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company that is engaged in a Related Business or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is engaged in a Related Business; (ii) loans by the Company or any of its Restricted Subsidiaries to employees of the Company or any of its Restricted Subsidiaries the proceeds of which are applied to purchase Capital Stock of Holding Company in amount not to exceed $2.0 million at any time outstanding; or
(iii) the Guarantee by the Company of revolving credit indebtedness incurred by Great Lakes Kraut Company in an aggregate principal amount at any time outstanding not to exceed $10.0 million; or (iv) loans for working capital purposes from the Company to Pro-Fac not exceeding $5.0 million at any time outstanding plus additional amounts associated with accrued interest which is added to the principal of such loans pursuant to the terms of such loans.

Indenture
--------------------------------------------------------------------------------
"Restricted Payment" means with respect to any Person: (i) the declaration or payment of any dividend (other than a dividend declared and paid (x) by a Wholly-Owned Restricted Subsidiary to holders of its Capital Stock, or (y) by a Subsidiary (other than a Wholly-Owned Restricted Subsidiary) to its shareholders on a pro rata basis, but only to the extent of the dividends actually received by the Company or a Restricted Subsidiary) or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Capital Stock) of such Person shall not constitute a Restricted Payment) (it being understood that the allocation of retains to Pro-Fac's members on and after consummation of the Pro-Fac Merger shall not be deemed a Restricted Payment); (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of (A) the Capital Stock of the Company or (B) the Capital Stock of any Restricted Subsidiary, or any other payment or distribution made in respect thereof, either directly or indirectly (other than a payment solely in Capital Stock that is not Disqualified Capital Stock, and excluding any such payment to the extent actually received by the Company or a Restricted Subsidiary); (iii) any Restricted Investment; or (iv) any Restricted Debt Payment.

Proposed Amendments
--------------------------------------------------------------------------------
"Restricted Payment" means with respect to any Person: (i) the declaration or payment of any dividend (other than a dividend declared and paid (x) by a Wholly-Owned Restricted Subsidiary to holders of its Capital Stock, or (y) by a Subsidiary (other than a Wholly-Owned Restricted Subsidiary) to its shareholders on a pro rata basis, but only to the extent of the dividends actually received by the Company or a Restricted Subsidiary) or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Capital Stock) of such Person shall not constitute a Restricted Payment); (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of (A) the Capital Stock of the Company or (B) the Capital Stock of any Restricted Subsidiary, or any other payment or distribution made in respect thereof, either directly or indirectly (other than a payment solely in Capital Stock that is not Disqualified Capital Stock, and excluding any such payment to the extent actually received by the Company or a Restricted Subsidiary); (iii) any Restricted Investment; or (iv) any Restricted Debt Payment; provided, that Permitted Payments shall not be deemed Restricted Payments.

"Securityholders Agreement" means the Security Holders Agreement to be entered into by Pro-Fac, an Affiliate of Vestar Capital Partners IV, L.P., Pro-Fac Investors LLC and employees of the Company in connection with the Recapitalization, as such agreement may be amended, restated, renewed, extended or replaced in accordance with this Indenture.

"Side Letters" means those certain Side Letter Agreements to be entered into by Pro-Fac and the Company in connection with the Recapitalization related to the supply of products and services to Dean Specialty Foods and Seneca Foods Corporation, as such agreements may be amended, restated, renewed, extended or replaced in accordance with this Indenture.

"Termination Agreement" means the Termination Agreement to be entered into by Pro-Fac and the Company in connection with the Recapitalization, as such agreement may be amended, restated, renewed, extended or replaced in accordance with this Indenture.

"Unit Purchase Agreement" means that certain Unit Purchase Agreement dated June 20, 2002, by and among Agrilink Foods, Inc., Pro-Fac Cooperative, Inc. and Vestar/Agrilink Holdings LLC., as such agreement may be amended, restated, renewed, extended or replaced in accordance with this Indenture.

Indenture
--------------------------------------------------------------------------------
"Unrestricted Subsidiary" means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, and any such designation shall be deemed to be a Restricted Investment at the time of and immediately upon such designation by the Company and its Restricted Subsidiaries in the amount of the Consolidated Net Worth of such designated Subsidiary and its consolidated Subsidiaries at such time, provided that such designation shall be permitted only if (A) the Company and its Restricted Subsidiaries would be able to make the Restricted Investment deemed made pursuant to such designation at such time, (B) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (x) is Guaranteed by the Company or any Restricted Subsidiary, (y) is recourse to the Company or any Restricted Subsidiary or (z) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (C) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare such Indebtedness of the Company or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, and any such designation shall be deemed to be an incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such Subsidiary so designated for purposes of Section 4.07 as of the date of such designation, provided that such designation shall be permitted only if immediately after giving effect to such designation and the incurrence of any such additional Indebtedness deemed to have been incurred thereby (x) the Company would meet the Coverage Ratio Incurrence Condition and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors described in the two preceding sentences shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and setting forth the underlying calculations of such certificate.

Proposed Amendments
--------------------------------------------------------------------------------
"Unrestricted Subsidiary" means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, and any such designation shall be deemed to be a Restricted Investment at the time of and immediately upon such designation by the Company and its Restricted Subsidiaries in the amount of the Consolidated Net Worth of such designated Subsidiary (provided, however that in the case of Great Lakes Kraut Company or any successor of Great Lakes Kraut Company being designated an Unrestricted Subsidiary, the amount of such Restricted Investment shall be deemed to be only the incremental Investment by the Company and its Restricted Subsidiaries in the Great Lakes Kraut Company at the time the Great Lakes Kraut Company becomes a Subsidiary of the Company) and its consolidated Subsidiaries at such time, provided that such designation shall be permitted only if (A) the Company and its Restricted Subsidiaries would be able to make the Restricted Investment deemed made pursuant to such designation at such time, (B) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (x) is Guaranteed by the Company or any Restricted Subsidiary, (y) is recourse to the Company or any Restricted Subsidiary or (z) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (C) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare such Indebtedness of the Company or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, and any such designation shall be deemed to be an incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such Subsidiary so designated for purposes of Section 4.07 as of the date of such designation, provided that such designation shall be permitted only if immediately after giving effect to such designation and the incurrence of any such additional Indebtedness deemed to have been incurred thereby (x) the Company would meet the Coverage Ratio Incurrence Condition and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors described in the two preceding sentences shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and setting forth the underlying calculations of such certificate.

"Vestar Capital" means Vestar Capital Partners, a New York partnership, and its successors or assigns.

"Vestar Capital Management Agreement" means that certain Management Services Agreement dated as of the date of the Recapitalization by and among the Company, Agrilink Holdings, Inc. and Vestar Capital.

Indenture
--------------------------------------------------------------------------------
Section 4.02. Reports.

Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, each of the Company and Pro-Fac will file with the Commission, to the extent such filings are accepted by the Commission, and will furnish (within 15 days after such filing) to the Trustee and the Holders of Notes all quarterly and annual reports and other information, documents and reports that would be required to be filed with the Commission pursuant to Section 13 of the Exchange Act if the Company or Pro-Fac, as the case may be, were required to file under such section. In addition, each of the Company and Pro-Fac will make such information available to prospective purchasers of the Notes, securities analysts and broker-dealers who request it in writing. Each of the Company and Pro-Fac has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and beneficial holders of Notes and to prospective purchasers of Notes designated by the holders of Transfer Restricted Securities (as defined in the Registration Rights Agreement) and to broker dealers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. On and after consummation of the Pro-Fac Merger, only Pro-Fac, as successor corporation to the Company, shall be required to comply with this Section 4.02.

Proposed Amendments
--------------------------------------------------------------------------------
Section 4.02. Reports.

Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will file with the Commission, to the extent such filings are accepted by the Commission, and will furnish (within 15 days after such filing) to the Trustee and the Holders of Notes all quarterly and annual reports and other information, documents and reports that would be required to be filed with the Commission pursuant to Section 13 of the Exchange Act if the Company were required to file under such section. In addition, the Company will make such information available to prospective purchasers of the Notes, securities analysts and broker-dealers who request it in writing. The Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and beneficial holders of Notes and to prospective purchasers of Notes designated by the holders of Transfer Restricted Securities (as defined in the Registration Rights Agreement) and to broker dealers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Indenture
--------------------------------------------------------------------------------
Section 4.03. Compliance Certificate.

The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company, an Officers' Certificate stating that (i) a review of the activities of the Company and its Subsidiaries during the preceding fiscal year without regard to any grace period has been made to determine whether the Company has kept, observed, performed and fulfilled all of its obligations under this Indenture and the Notes, (ii) such review was supervised by the Officers of the Company signing such certificate, and (iii) that to the best knowledge of each Officer signing such certificate, (a) the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default occurred, describing all such Defaults or Events of Default of which each such Officer may have knowledge and what action the Company has taken or proposes to take with respect thereto), and (b) no event has occurred and remains in existence by reason of which payments on account of the principal of, or premium, if any, or interest (including Additional Interest, if any) on the Notes are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

 So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the annual financial statements delivered pursuant to Section 4.02 shall be accompanied by a written statement of the Company's independent public accountants (which shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Sections 4.01, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17,
4.18 or Article 5 or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

 The Company will, so long as any of the Notes are outstanding, deliver to the Trustee, promptly after any Officer of the Company becomes aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Proposed Amendments
--------------------------------------------------------------------------------
Section 4.03. Compliance Certificate.

The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company, an Officers' Certificate stating that (i) a review of the activities of the Company and its Subsidiaries during the preceding fiscal year without regard to any grace period has been made to determine whether the Company has kept, observed, performed and fulfilled all of its obligations under this Indenture and the Notes, (ii) such review was supervised by the Officers of the Company signing such certificate, and (iii) that to the best knowledge of each Officer signing such certificate, (a) the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default occurred, describing all such Defaults or Events of Default of which each such Officer may have knowledge and what action the Company has taken or proposes to take with respect thereto), and (b) no event has occurred and remains in existence by reason of which payments on account of the principal of, or premium, if any, or interest (including Additional Interest, if any) on the Notes are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the annual financial statements delivered pursuant to Section 4.02 shall be accompanied by a written statement of the Company's independent public accountants (which shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Sections 4.01, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17
or Article 5 or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

The Company will, so long as any of the Notes are outstanding, deliver to the Trustee, promptly after any Officer of the Company becomes aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Indenture
--------------------------------------------------------------------------------
Section 4.05. Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment (except as permitted below) if at the time of such Restricted Payment:

          (i) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

          (ii) the Company would be unable to meet the Coverage Ratio Incurrence Condition; or

          (iii) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments (except as expressly provided in the second following paragraph) made on or after the first day of the last completed fiscal quarter of the Company ending immediately prior to the Issue Date, exceeds the sum of (A) 50% of the Company's Consolidated Net Income (taken as one accounting period) from the first day of the last completed fiscal quarter of the Company ending immediately prior to the Issue Date to the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit) plus (B) the net cash proceeds from the issuance and sale (other than to a Subsidiary of the Company or Pro-Fac) after the Issue Date of (1) the Company's Capital Stock that is not Disqualified Capital Stock (excluding amounts contributed to the Company pursuant to clause (E) of this paragraph and excluding Capital Stock purchased with the proceeds of loans from the Company or any of its Subsidiaries) or (2) debt securities of the Company that have been converted into the Company's Capital Stock that is not Disqualified Capital Stock and that is not held by a Subsidiary of the Company, plus (C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment plus
          (D) the amount of Restricted Investment outstanding in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company in accordance with the definition of "Unrestricted Subsidiary," plus (E) 40% of the aggregate contributions by Pro-Fac to the Company pursuant to Section 4.18(a) subsequent to the Issue Date but prior to the consummation of the Pro-Fac Merger, plus (F) $7.5 million.

The foregoing provisions of clauses (ii) and (iii) of the immediately preceding paragraph will not prohibit (1) the payment of any dividend by the Company or any Restricted Subsidiary within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company or Pro-Fac) of other Capital Stock of the Company (other than any Disqualified Capital Stock); (3) the defeasance, redemption, repurchase or other retirement of Subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent issue and sale of Capital Stock of the Company (other than (x) Disqualified Capital Stock, (y) Capital Stock sold to a Subsidiary of the Company or Pro-Fac and (z) Capital Stock purchased with the proceeds of loans from the Company or any of its Subsidiaries); (4) the payment of amounts prior to consummation of the Pro-Fac Merger required to fund Pro-Fac's reasonable operating expenses, not in excess of $250,000, as adjusted to reflect changes in the Consumer Price Index between the Issue Date and the date of any such payment, in any fiscal year; (5) (x) the payments of dividends or distributions to Pro-Fac solely in amounts and at the times necessary to permit Pro-Fac, or (y) any payments to members of Pro-Fac or and after the consummation of the Pro-Fac Merger solely in amounts and at the times necessary, in each case to purchase, redeem, acquire, cancel or otherwise retire for value Capital Stock of Pro-Fac (i) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), or a trust established for the benefit of any of the foregoing, of Pro-Fac, the Company or its Subsidiaries, upon death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which such Capital Stock or related rights were issued or (ii) held by members or former members of Pro-Fac, upon the departure of such Persons as members of Pro-Fac or upon the discontinuance by any such Person of one or more crops; provided that the amount of such payments under this clause (5) does not exceed in the aggregate $2.0 million in any fiscal year; or (6) Restricted Investments the amount of which, together with the amount of all other Restricted Investments made pursuant to this clause (6) after the Issue Date, does not exceed $15.0 million.

Proposed Amendments
--------------------------------------------------------------------------------
Section 4.05. Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment (except as permitted below) if at the time of such Restricted Payment:

          (i) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

          (ii) the Company would be unable to meet the Coverage Ratio Incurrence Condition;

          (iii) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments (except as expressly provided in the second following paragraph) made on or after the first day of the last completed fiscal quarter of the Company ending immediately prior to the Issue Date, exceeds the sum of (A) 50% of the Company's Consolidated Net Income (taken as one accounting period) from the first day of the last completed fiscal quarter of the Company ending immediately prior to the Issue Date to the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit) plus (B) the net cash proceeds from the issuance and sale (other than to a Subsidiary of the Company) after the Issue Date of (1) the Company's Capital Stock that is not Disqualified Capital Stock (excluding amounts contributed to the Company pursuant to clause (E) of this paragraph and excluding Capital Stock purchased with the proceeds of loans from the Company or any of its Subsidiaries) or (2) debt securities of the Company that have been converted into the Company's Capital Stock that is not Disqualified Capital Stock and that is not held by a Subsidiary of the Company, plus (C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment plus
          (D) the amount of Restricted Investment outstanding in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company in accordance with the definition of "Unrestricted Subsidiary," plus (E) 40% of the aggregate contributions by Pro-Fac to the Company subsequent to the Issue Date but prior to the consummation of the Recapitalization, plus (F) $7.5 million.

The foregoing provisions of clauses (ii) and (iii) of the immediately preceding paragraph will not prohibit (1) the payment of any dividend by the Company or any Restricted Subsidiary within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock of the Company (other than any Disqualified Capital Stock); (3) the defeasance, redemption, repurchase or other retirement of Subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent issue and sale of Capital Stock of the Company (other than (x) Disqualified Capital Stock, (y) Capital Stock sold to a Subsidiary of the Company and (z) Capital Stock purchased with the proceeds of loans from the Company or any of its Subsidiaries); (4) the payment of amounts required to fund Holding Company's reasonable operating expenses and working capital requirements, not in excess of $250,000, as adjusted to reflect changes in the Consumer Price Index between the Issue Date and the date of any such payment, in any fiscal year; (5) (x) the payments of dividends, distributions or loans to Holding Company solely in amounts and at the times necessary to permit Holding Company, or (y) any payments or loans to holders of securities issued by Holding Company, in each case to purchase, redeem, acquire, cancel or otherwise retire for value Capital Stock of Holding Company (i) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), or a trust established for the benefit of any of the foregoing, of Holding Company, the Company or its Subsidiaries, upon death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which such Capital Stock or related rights were issued or (ii) held by members or former members of Holding Company, upon the departure of such Persons as members of Holding Company; provided that the amount of such payments under this clause
(5) does not exceed in the aggregate $2.0 million in any fiscal year; (6) Restricted Investments the amount of which, together with the amount of all other Restricted Investments made pursuant to this clause (6) after the Issue Date, does not exceed $15.0 million; (7) payments to Affiliates of the Company in amounts equal to the amounts required to pay any Federal, state or local income taxes to the extent that such income taxes are attributable to the income of the Company and its Restricted Subsidiaries; (8) the making of a Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock of the Company (other than any Disqualified Capital Stock); (9) the payment or repurchase of the Dean Foods Note (provided that such Restricted Payment complies with clause (iii) above); or (10) the designation of Great Lakes Kraut Company, or its successor, as an Unrestricted Subsidiary (provided that such Restricted Payment complies with clause (iii) above).


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


Indenture
--------------------------------------------------------------------------------
Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clauses (2) and (3) thereof, and, to the extent deducted in determining Consolidated Net Income in any period, the Restricted Payments referred to in clause (5) thereof) shall be included once in calculating whether the conditions of clause (iii) of the second preceding paragraph have been met with respect to any subsequent Restricted Payments. For purposes of determining compliance with this Section 4.05, in the event that a transaction meets the criteria of more than one of the types of Restricted Payments described in the clauses of the immediately preceding paragraph or of the exceptions in of the definition of "Restricted Payment," the Company, in its sole discretion, shall classify such transaction and only be required to include the amount and type of such transaction in one of such clauses. If an issuance of Capital Stock of the Company is applied to make a Restricted Payment pursuant to clause (2) or (3) above, then, in calculating whether the conditions of clause (iii) of the second preceding paragraph have been met with respect to any subsequent Restricted Payments, the proceeds of any such issuance shall be included under such clause (iii) only to the extent such proceeds are not applied as so described in this sentence.

Proposed Amendments
--------------------------------------------------------------------------------
Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clauses (2), (3), (7) and (8) thereof, and, to the extent deducted in determining Consolidated Net Income in any period, the Restricted Payments referred to in clause (5) thereof) shall be included once in calculating whether the conditions of clause (iii) of the second preceding paragraph have been met with respect to any subsequent Restricted Payments. For purposes of determining compliance with this Section 4.05, in the event that a transaction meets the criteria of more than one of the types of Restricted Payments described in the clauses of the immediately preceding paragraph or of the exceptions in of the definition of "Restricted Payment," the Company, in its sole discretion, shall classify such transaction and only be required to include the amount and type of such transaction in one of such clauses. If an issuance of Capital Stock of the Company is applied to make a Restricted Payment pursuant to clauses (2), (3) or (8) above, then, in calculating whether the conditions of clause (iii) of the second preceding paragraph have been met with respect to any subsequent Restricted Payments, the proceeds of any such issuance shall be included under such clause (iii) only to the extent such proceeds are not applied as so described in this sentence.


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


Indenture
--------------------------------------------------------------------------------
Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.05 were computed, which calculations shall be based upon the Company's latest available financial statements.

Proposed Amendments
--------------------------------------------------------------------------------
Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.05 were computed, which calculations shall be based upon the Company's latest available financial statements.

Indenture
--------------------------------------------------------------------------------
Section 4.07. Limitations on Additional Indebtedness.

         (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including without limitation Acquired Indebtedness); provided that (i) the Company and its Restricted Subsidiaries may incur Permitted Indebtedness and (ii) if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company may incur additional Indebtedness if, after giving effect thereto, the Company's Consolidated Interest Coverage Ratio on the date thereof would be at least 2.0 to 1.0, determined on a pro forma basis as if the incurrence of such additional Indebtedness, and the application of the net proceeds therefrom, had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Interest Coverage Ratio.

         (b) The Company may make demand loans to Pro-Fac for working capital purposes in amounts not exceeding $40.0 million at any time outstanding, each such loan to bear interest at a rate equal to the rate in effect on the date of such loan under the Revolving Loan Facility. The loan balance must be reduced to zero for a period of not less than 15 consecutive days in each fiscal year. Except for the foregoing provision and except for (x) Pro-Fac's Note Guarantee and (y) Pro-Fac's Guarantee of the Obligations under the New Credit Facility, as long as Pro-Fac has the right to borrow under the Pro-Fac Marketing Agreement Pro-Fac shall not incur any other Indebtedness. This paragraph (b) shall not apply on and after the consummation of the Pro-Fac Merger.

Proposed Amendments
--------------------------------------------------------------------------------
Section 4.07. Limitations on Additional Indebtedness.

         (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including without limitation Acquired Indebtedness); provided that (i) the Company and its Restricted Subsidiaries may incur Permitted Indebtedness and (ii) if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company may incur additional Indebtedness if, after giving effect thereto, the Company's Consolidated Interest Coverage Ratio on the date thereof would be at least 2.0 to 1.0, determined on a pro forma basis as if the incurrence of such additional Indebtedness, and the application of the net proceeds therefrom, had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Interest Coverage Ratio.

Indenture
--------------------------------------------------------------------------------
Section 4.10. Limitations on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction (or series of related transactions) involving Pro-Fac (including, without limitation, any amendment to or waiver under the Pro-Fac Marketing Agreement and any agreement for the purchase of crops entered into pursuant to the Pro-Fac Marketing Agreement) prior to consummation of the Pro-Fac Merger or involving aggregate payments in excess of $1.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and which sets forth and authenticates a resolution that has been adopted by a vote of a majority of the Disinterested Directors approving such Affiliate Transaction and (b) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $5.0 million (other than any Affiliate Transaction (for series of related transactions) occurring prior to consummation of the Pro-Fac Merger and relating to the Pro-Fac Marketing Agreement or any agreement for the purchase of crops entered into pursuant to the Pro-Fac Marketing Agreement), the Officers' Certificate described in the preceding clause (a) and an opinion as to the fairness to the Company or such Subsidiary from a financial point of view of such Affiliate Transaction (or series of related transactions) issued by an Independent Financial Advisor; provided, however, that the following shall not be deemed to be Affiliate Transactions:
(i) transactions exclusively between or among (1) the Company and one or more Restricted Subsidiaries or (2) Restricted Subsidiaries, provided, in each case, that no Affiliate of the Company (other than another Restricted Subsidiary) owns Capital Stock of any such Restricted Subsidiary; (ii) transactions between the Company or any Restricted Subsidiary and any qualified employee stock ownership plan established for the benefit of the Company's employees, or the establishment or maintenance of any such plan; (iii) reasonable director, officer and employee compensation and other benefit and indemnification arrangements entered into in the ordinary course of business and consistent with past practice; (iv) transactions permitted by Section 4.05 or excluded from the definition of "Restricted Payments;" (v) the pledge of Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof; (vi) transactions between the Company or any Restricted Subsidiary and any Affiliate of the Company or such Restricted Subsidiary that is a joint venture, provided that no direct or indirect holder of an equity interest in such joint venture (other than the Company or a Restricted Subsidiary) is an Affiliate of the Company or such Restricted Subsidiary; and (vii) except as set forth in clause (a) above, the Pro-Fac Marketing Agreement and any transaction effected pursuant thereto.

Proposed Amendments
--------------------------------------------------------------------------------
Section 4.10. Limitations on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $1.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and which sets forth and authenticates a resolution that has been adopted by a vote of a majority of the Board of Directors approving such Affiliate Transaction and (b) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $5.0 million (other than any Affiliate Transaction (for series of related transactions) relating to the Pro-Fac Marketing Agreement or any agreement for the purchase of crops entered into pursuant to the Pro-Fac Marketing Agreement), the Officers' Certificate described in the preceding clause (a) and an opinion as to the fairness to the Company or such Subsidiary from a financial point of view of such Affiliate Transaction (or series of related transactions) issued by an Independent Financial Advisor; provided, however, that the following shall not be deemed to be Affiliate Transactions: (i) transactions exclusively between or among (1) the Company and one or more Restricted Subsidiaries or (2) Restricted Subsidiaries, provided, in each case, that no Affiliate of the Company (other than another Restricted Subsidiary) owns Capital Stock of any such Restricted Subsidiary; (ii) transactions between the Company or any Restricted Subsidiary and any qualified employee stock ownership plan established for the benefit of the Company's employees, or the establishment or maintenance of any such plan; (iii) reasonable director, officer and employee compensation and other benefit and indemnification arrangements entered into in the ordinary course of business and consistent with past practice; (iv) transactions permitted by Section 4.05 or excluded from the definition of "Restricted Payments;" (v) the pledge of Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof; (vi) transactions between the Company or any Restricted Subsidiary and any Affiliate of the Company or such Restricted Subsidiary that is a joint venture, provided that no direct or indirect holder of an equity interest in such joint venture (other than the Company or a Restricted Subsidiary) is an Affiliate of the Company or such Restricted Subsidiary; (vii) the Pro-Fac Marketing Agreement and any transaction effected pursuant thereto including amendments thereto which are no less favorable to the Company; (viii) the Vestar Capital Management Agreement and any transaction effected pursuant thereto including amendments thereto which are no less favorable to the Company; (ix) the Pro-Fac Transition Services Agreement and any transaction effected pursuant thereto including amendments thereto which are no less favorable to the Company; (x) the Unit Purchase Agreement and any transaction effected pursuant thereto including amendments thereto which are no less favorable to the Company, (xi) the Securityholders Agreement and any transaction effected pursuant thereto including amendments thereto which are no less favorable to the Company, (xii) the Termination Agreement and any transaction effected pursuant thereto including amendments thereto which are no less favorable to the Company, (xiii) the Side Letters and any transaction effected pursuant thereto including amendments thereto which are no less favorable to the Company and (xiv) the Pro-Fac Credit Facility and any transaction effected pursuant thereto including amendments thereto which are no less favorable to the Company.

Indenture
--------------------------------------------------------------------------------
Section 4.16. Limitations on Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale (evidenced by the delivery by the Company to the Trustee of an Officers' Certificate certifying that such Asset Sale complies with this clause (i)), (ii) immediately after giving effect to such Asset Sale, no Default or Event of Default shall have occurred and be continuing, and (iii) at least 80% of the consideration received by the Company or such Restricted Subsidiary therefor is in the form of cash paid at the closing thereof. The amount (without duplication) of any (x) Indebtedness (other than Subordinated Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, and
(y) any Cash Equivalents, or other notes, securities or items of property received from such transferee that are promptly (but in any event within 15 days) converted by the Company or such Restricted Subsidiary to cash (to the extent of the cash actually so received), shall be deemed to be cash for purposes of clause (iii) of the preceding sentence and, in the case of clause
(x) above, shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph (b). If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.16. A transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Restricted Subsidiary will not be deemed to be an Asset Sale, and a transfer of assets that is excluded from the definition of "Restricted Payment" or that constitutes a Restricted Investment and that is permitted under Section
4.05 will not be deemed to be an Asset Sale.

Proposed Amendments
--------------------------------------------------------------------------------
Section 4.16. Limitations on Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale (evidenced by the delivery by the Company to the Trustee of an Officers' Certificate certifying that such Asset Sale complies with this clause (i)), (ii) immediately after giving effect to such Asset Sale, no Default or Event of Default shall have occurred and be continuing, and (iii) at least 80% of the consideration received by the Company or such Restricted Subsidiary therefor is in the form of cash paid at the closing thereof. The amount (without duplication) of any (x) Indebtedness (other than Subordinated Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, (y) any Cash Equivalents, or other notes, securities or items of property received from such transferee that are promptly (but in any event within 15 days) converted by the Company or such Restricted Subsidiary to cash (to the extent of the cash actually so received) and (z) Indebtedness of the Company or such Restricted Subsidiary represented by the Dean Foods Note that is expressly assumed or forgiven by the transferee in such asset sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, shall be deemed to be cash for purposes of clause (iii) of the preceding sentence and, in the case of clause (x)above, shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph (b) and in the case of clause (z) above shall not be required to be applied in accordance with the following paragraph (b). If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.16. A transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Restricted Subsidiary will not be deemed to be an Asset Sale, and a transfer of assets that is excluded from the definition of "Restricted Payment" or that constitutes a Restricted Investment and that is permitted under Section 4.05 will not be deemed to be an Asset Sale.

Indenture
--------------------------------------------------------------------------------
SECTION 4.18. Payments Pursuant to the Pro-Fac Marketing Agreement; Reinvestments by Pro-Fac; Borrowings by Pro-Fac.

(a) As promptly as practicable, and in any event within ten Business Days, after receipt from the Company of any payment made in excess of the Commercial Market Value for crops and other services pursuant to the Pro-Fac Marketing Agreement, Pro-Fac will invest in cash as common equity interests (other than Disqualified Capital Stock) in the Company an amount equal to 70% of such excess. Without the consent of the Holders of at least 75% in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), the Company will not: (a) amend the calculation of amounts payable to Pro-Fac under the Pro-Fac Marketing Agreement in a manner which would increase the payments made to Pro-Fac, (b) amend the Pro-Fac Marketing Agreement to require that Affiliate Transactions involving Pro-Fac be approved by less than a majority of the Disinterested Directors or (c) amend this Section 4.18(a) or the definition of "Commercial Market Value" in this Indenture.

(b) Notwithstanding the foregoing, the preceding paragraph (a) shall not apply on and after the consummation of the Pro-Fac Merger. On and after the consummation of the Pro-Fac Merger, any payment to any member of Pro-Fac in cash or property (other than Capital Stock) for crops in excess of Commercial Market Value shall be deemed to be a Restricted Payment under Section 4.05. In addition, Pro-Fac will cause its certificate of incorporation and/or by-laws to be amended no later than the consummation of the Pro-Fac Merger to require (i) that there shall be at least two Disinterested Directors on the Board of Directors of Pro-Fac at all times, (ii) the formation and maintenance of a committee of the Board of Directors of Pro-Fac to recommend Commercial Market Value, which committee shall include at least two Disinterested Directors at all times, (iii) approval by a majority of the Disinterested Directors of the annual profit plan of Pro-Fac (including the raw product section of the profit plan) and the final determination of Commercial Market Value, and (iv) precluding the further amendment of the certificate of incorporation and by-laws of Pro-Fac concerning (i), (ii), and (iii) above without the consent of the Holders of at least 75% in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes). Without the consent of the Holders of at least 75% in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), the Company and Pro-Fac will not amend this Section 4.18(b) or the definition of "Commercial Market Value" in this Indenture.

Proposed Amendments
--------------------------------------------------------------------------------
SECTION 4.18.  [Reserved]

Indenture
--------------------------------------------------------------------------------
Section 5.01. Limitations on Mergers and Certain Other Transactions.

(a) The Company will not, in a single transaction or a series of related transactions, (i) consolidate or merge with or into (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Company's jurisdiction of incorporation to another State of the United States; provided that clauses (a) and (d) below are complied with), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company or the Company and its Subsidiaries (taken as a whole), or permit any of its Restricted Subsidiaries to do so if such transaction would result in the transfer of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole), or assign any of its obligations under the Notes and this Indenture, to any Person or (ii) adopt a Plan of Liquidation unless, in either case: (a) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance or other disposition or assignment shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the "Successor"), is a corporation or a cooperative corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Notes and this Indenture; (b) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; provided, however, that in the case of the Pro-Fac Merger, the foregoing clause (b) shall be deemed to be satisfied if immediately after giving effect to the Pro-Fac Merger and the assumption of the obligations set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and (c) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (x) in the case of the Pro-Fac Merger only, the Consolidated Coverage Ratio shall be at least equal to or greater than the Consolidated Coverage Ratio immediately prior to the consummation of the Pro-Fac Merger and the assumption of the obligations set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, and (y) in the case of any other such transaction, the Company or the Successor, as the case may be, could meet the Coverage Ratio Incurrence Condition; and (d) each Guarantor, unless it is the other party to the transactions described above, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the Successor under the Notes and this Indenture. For purposes of this
Section 5.01, any Indebtedness of the Successor which was not Indebtedness of the Company immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

         (b) No Guarantor (other than a Subsidiary Guarantor whose Note Guarantee is to be released in accordance with Section 11.08) may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person or entity whether or not affiliated with such Guarantor unless:

         (i) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Note Guarantee of such Guarantor and this Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the notes and this Indenture;

         (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and

         (iii) immediately after giving effect to any such transaction involving a Subsidiary Guarantor, the Coverage Ratio Incurrence Condition would be met; provided, however, that the foregoing paragraph (b) of this Section 5.01 shall not apply to the Pro-Fac Merger (the Pro-Fac Merger being governed by Section 5.01(a)).

Proposed Amendments
--------------------------------------------------------------------------------
Section 5.01. Limitations on Mergers and Certain Other Transactions.

(a) The Company will not, in a single transaction or a series of related transactions, (i) consolidate or merge with or into (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Company's jurisdiction of incorporation to another State of the United States; provided that clauses (a) and (d) below are complied with), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company or the Company and its Subsidiaries (taken as a whole), or permit any of its Restricted Subsidiaries to do so if such transaction would result in the transfer of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole), or assign any of its obligations under the Notes and this Indenture, to any Person or (ii) adopt a Plan of Liquidation unless, in either case: (a) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance or other disposition or assignment shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the "Successor"), is a corporation or a cooperative corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Notes and this Indenture; (b) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and (c) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Company or the Successor, as the case may be, could meet the Coverage Ratio Incurrence Condition; and (d) each Guarantor, unless it is the other party to the transactions described above, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the Successor under the Notes and this Indenture. For purposes of this Section 5.01, any Indebtedness of the Successor which was not Indebtedness of the Company immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

         (b) No Guarantor (other than a Subsidiary Guarantor whose Note Guarantee is to be released in accordance with Section 11.08) may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person or entity whether or not affiliated with such Guarantor unless:

         (i) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Note Guarantee of such Guarantor and this Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the notes and this Indenture;

         (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and

         (iii) immediately after giving effect to any such transaction involving a Subsidiary Guarantor, the Coverage Ratio Incurrence Condition would be met.

Indenture
--------------------------------------------------------------------------------
SECTION 6.01. Events of Default. (a) Each of the following constitutes an event of default (an "Event of Default"):

         (i) failure by the Company to pay interest or Additional Interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment shall be prohibited by Article
10);

         (ii) failure by the Company to pay the principal or premium, if any, on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption (including, without limitation, the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer), upon acceleration or otherwise (whether or not such payment shall be prohibited by Article 10);

         (iii) failure by the Company to comply with any of its agreements or covenants described above under Article 5 or in respect of its obligations to make a Change of Control Offer or a Net Proceeds Offer described in Sections
4.15 and 4.16, respectively, or failure by Pro-Fac to comply with the provisions of Section 4.07(b) or 4.18;

         (iv) failure by the Company or any Guarantor to comply with any other covenant in this Indenture and continuance of such failure for 60 days after notice of such failure has been given to the Company by the Trustee or by the holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

         (v) failure by either the Company or any of its Restricted Subsidiaries to make any principal payment at final maturity after the expiration of any applicable grace period in respect of any Indebtedness of the Company or any of such Restricted Subsidiaries, or the acceleration of the maturity of such Indebtedness by the holders thereof because of a default, with an aggregate outstanding principal amount for all such Indebtedness under this clause (v) of $7.5 million or more;

         (vi) one or more final, non-appealable judgments or orders that exceed $7.5 million in the aggregate for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary of the Company and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

         (vii) if under any Bankruptcy Law, (A) the Company, Pro-Fac or any Significant Subsidiary commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a Custodian of it or for all or substantially all of its property, or makes a general assignment for the benefit of its creditors, or (B) a court of competent jurisdiction enters an order or decree, and such order or decree remains unstated and in effect for 60 days, that is for relief against the Company, Pro-Fac or any Significant Subsidiary in an involuntary case, appoints a Custodian of the Company, Pro-Fac or any Significant Subsidiary or for all or substantially all of the property of the Company, Pro-Fac or any Significant Subsidiary, or orders the liquidation of the Company, Pro-Fac or any Significant Subsidiary; and

         (viii) except as permitted by Section 11.08 any Note Guarantee ceases to be in full force and effect or any Note Guarantee is declared to be null and void and unenforceable or is found to be invalid or any Guarantor repudiates its obligations under any Note Guarantee.

                  (b) Any notice of default delivered to the Company by the Trustee or by Holders of Notes with a copy to the Trustee must specify the Default, demand that it be remedied and state that the notice is a "Notice Of Default".

Proposed Amendments
--------------------------------------------------------------------------------
SECTION 6.01. Events of Default. (a) Each of the following constitutes an event of default (an "Event of Default"):

         (i) failure by the Company to pay interest or Additional Interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment shall be prohibited by Article
10);

         (ii) failure by the Company to pay the principal or premium, if any, on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption (including, without limitation, the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer), upon acceleration or otherwise (whether or not such payment shall be prohibited by Article 10);

         (iii) failure by the Company to comply with any of its agreements or covenants described above under Article 5 or in respect of its obligations to make a Change of Control Offer or a Net Proceeds Offer described in Sections
4.15 and 4.16, respectively;

         (iv) failure by the Company or any Guarantor to comply with any other covenant in this Indenture and continuance of such failure for 60 days after notice of such failure has been given to the Company by the Trustee or by the holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

         (v) failure by either the Company or any of its Restricted Subsidiaries to make any principal payment at final maturity after the expiration of any applicable grace period in respect of any Indebtedness of the Company or any of such Restricted Subsidiaries, or the acceleration of the maturity of such Indebtedness by the holders thereof because of a default, with an aggregate outstanding principal amount for all such Indebtedness under this clause (v) of $7.5 million or more;

         (vi) one or more final, non-appealable judgments or orders that exceed $7.5 million in the aggregate for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary of the Company and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

         (vii) if under any Bankruptcy Law, (A) the Company or any Significant Subsidiary commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a Custodian of it or for all or substantially all of its property, or makes a general assignment for the benefit of its creditors, or (B) a court of competent jurisdiction enters an order or decree, and such order or decree remains unstated and in effect for 60 days, that is for relief against the Company or any Significant Subsidiary in an involuntary case, appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary, or orders the liquidation of the Company or any Significant Subsidiary; and

         (viii) except as permitted by Section 11.08 any Note Guarantee ceases to be in full force and effect or any Note Guarantee is declared to be null and void and unenforceable or is found to be invalid or any Guarantor repudiates its obligations under any Note Guarantee.

                  (b) Any notice of default delivered to the Company by the Trustee or by Holders of Notes with a copy to the Trustee must specify the Default, demand that it be remedied and state that the notice is a "Notice Of Default".

Indenture
--------------------------------------------------------------------------------
SECTION 9.02. Amendments and Supplements Requiring Consent of Holders. (a) Except as otherwise provided in Section 9.01(a), this Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes (except as set forth in (C)(iv) below)) with the consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided that:

                  (A) no such modification or amendment may, without the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding, amend or modify the obligations of the Company under
         Section 4.15 (or the definitions related thereto) that could adversely affect the rights of any Holder of the Notes;

                  (B) no such modification or amendment may, without the consent of Holders of at least 75% in aggregate principal amount of the Notes then outstanding, amend or modify the obligations of the Company and Pro-Fac under Section 4.18 (or the definitions related thereto); and

                  (C) without the consent of each Holder affected, the Company and the Trustee may not: (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the Notes; (iii) reduce the rate of or change the time for payment of interest on any note;
         (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of this Indenture relating to waivers of past Defaults or of the right of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes; (vii) waive a redemption payment with respect to any note; (viii) take any action that would subordinate the Notes or the Note Guarantees to any other Indebtedness of the Company or any of Guarantors, respectively (except as provided in Article 10), or otherwise affect the ranking of the Notes or the Note Guarantees; or (ix) release any Guarantor from any of its payment obligations under its Note Guarantee or this Indenture otherwise in accordance with this Indenture.

(b) It shall not be necessary for the consent of the Holders under this Section
9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to each Holder affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Proposed Amendments
--------------------------------------------------------------------------------
SECTION 9.02. Amendments and Supplements Requiring Consent of Holders. (a) Except as otherwise provided in Section 9.01(a), this Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes (except as set forth in (C)(iv) below)) with the consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided that:

                  (A) no such modification or amendment may, without the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding, amend or modify the obligations of the Company under
         Section 4.15 (or the definitions related thereto) that could adversely affect the rights of any Holder of the Notes;

                  (B)  [Reserved]

                  (C) without the consent of each Holder affected, the Company and the Trustee may not: (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes; (iii) reduce the rate of or change the time for payment of interest on any Note;
         (iv)waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of this Indenture relating to waivers of past Defaults or of the right of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes; (vii) waive a redemption payment with respect to any Note; (viii) take any action that would subordinate the Notes or the Note Guarantees to any other Indebtedness of the Company or any of Guarantors, respectively (except as provided in Article 10), or otherwise affect the ranking of the Notes or the Note Guarantees; or (ix) release any Guarantor from any of its payment obligations under its Note Guarantee or this Indenture otherwise in accordance with this Indenture.

(b) It shall not be necessary for the consent of the Holders under this Section
9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to each Holder affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

How to Consent

         All Letters of Consent that are properly completed, executed (together with any required signature guarantees) and delivered to the Tabulation Agent prior to the Expiration Date and not timely revoked will be given effect in accordance with the specifications thereof.

         If you desire to consent to the Proposed Amendments and Requested Waivers you should so indicate by completing, signing (together with any required signature guarantees) and dating the accompanying Letter of Consent and delivering it to the Tabulation Agent at the address set forth on the back cover of this Consent Solicitation Statement in accordance with the instructions contained herein and in the Letter of Consent. Inasmuch as we are seeking consents to all of the Proposed Amendments and the Requested Waivers as a single proposal, a Letter of Consent purporting to consent to some, but not all, of the Proposed Amendments or to the Proposed Amendments but not to the Requested Waivers (or vice versa) will not be valid. Failure to deliver a Letter of Consent will have the same effect as if you had voted "No" to the Proposed Amendments and Requested Waivers.

         A Letter of Consent must be executed by you in exactly the same manner as your name appears on the notes, or by the person(s) authorized to sign by you as evidenced by proxy or in any other written manner acceptable to us. If notes to which a Letter of Consent relates are held by two or more joint holders, all such holders must sign the Letter of Consent. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other holder acting in a fiduciary or representative capacity, such person should so indicate when signing and submit proper evidence satisfactory to us and the trustee of such person's authority so to act. If notes are registered in different names, separate Letters of Consent must be executed covering each form of registration. If a Letter of Consent is executed by a person other than the registered holder, then that person must have been authorized by proxy or in some other written manner acceptable to us and the trustee to vote the applicable notes on behalf of the registered holder.

         YOU MUST COMPLETE, DATE, SIGN (TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEES) AND DELIVER THE LETTER OF CONSENT (OR PHOTOCOPY THEREOF) FOR YOUR NOTES TO THE TABULATION AGENT PRIOR TO THE EXPIRATION DATE. YOU MAY DELIVER LETTERS OF CONSENT TO THE TABULATION AGENT BY HAND DELIVERY, OVERNIGHT COURIER, FACSIMILE OR MAIL, FIRST-CLASS POSTAGE PREPAID, AT THE ADDRESS SET FORTH ON THE BACK COVER OF THIS CONSENT SOLICITATION STATEMENT. FACSIMILE COPIES OF THE LETTER OF CONSENT, PROPERLY AND DULY EXECUTED, SHOULD BE CONFIRMED BY PHYSICAL DELIVERY NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON THE SECOND BUSINESS DAY FOLLOWING THE EXPIRATION DATE. DELIVERY OF LETTERS OF CONSENT SHOULD BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT THE TABULATION AGENT RECEIVES THE CONSENTS PRIOR TO THE EXPIRATION DATE. IN NO EVENT SHOULD YOU TENDER OR DELIVER ANY CERTIFICATES EVIDENCING YOUR NOTES.

         We reserve the right to receive Letters of Consent by any other reasonable means or in any form that reasonably evidences the giving of consent.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Letters of Consent will be determined by us in our sole discretion, which determination will be final and binding. We reserve the right to reject any and all consents not validly given or any Letter of Consent our acceptance of which, in our opinion or the opinion of our counsel, would be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the Consent Solicitation. The interpretation of the terms and conditions of the Consent Solicitation (including the Letter of Consent and the instructions thereto) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Letters of Consent must be cured within such time as we shall determine. None of Agrilink, the Tabulation Agent, the Solicitation Agent, the Information Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to deliveries of Letters of Consent, nor shall any of them incur any liability for failure to give such notification.

Revocation of Consents

         If you properly complete and execute a Letter of Consent and deliver it to the Tabulation Agent prior to the Expiration Date it will be counted, notwithstanding the transfer of any notes to which such Letter of Consent relates, unless the Tabulation Agent receives written notice from you of revocation or a changed Letter of Consent bearing a date later than the date of the prior Letter of Consent at any time prior to the Consent Date. Your consent shall bind you and every subsequent holder of your notes, even if notation of the consent is not made on your notes. However, you (or a subsequent holder which has received a proxy from you) may revoke your consent if the Tabulation Agent receives written notice of revocation before the Consent Date, even if such time and date is after the Expiration Date. Receipt of the Requisite Consents by the Tabulation Agent will not obligate us to execute the supplemental indenture.

         To be effective, a notice of revocation must be in writing, must indicate the certificate number or numbers of the notes to which it relates and the aggregate principal amount represented by such notes and must:

               o be signed in the same manner as the original Letter of Consent; or

               o be accompanied by a proxy or other authorization (in form satisfactory to us).

Revocations of consents (together with any signature guarantees required by the Letter of Consent) must be sent to the Tabulation Agent at its address set forth on the back cover of this Consent Solicitation Statement.

         All questions as to the validity (including the time of receipt) of revocations of consents will be determined by us and our determination will be final and binding. None of Agrilink, the Tabulation Agent, the Solicitation Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any revocation, nor shall any of them incur any liability for failure to give any such notification.

Expiration Date

         The "Expiration Date" is 5:00 p.m., New York City time, on July 22, 2002, unless we in our sole discretion, extend the period during which the Consent Solicitation is open, in which event the "Expiration Date" will be the latest time and date to which the Consent Solicitation is extended. We reserve the right to extend the Consent Solicitation at any time and from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Information Agent no later than 9:00 a.m., New York City time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice of extension by press release or other public announcement (or by written notice to the holders).An announcement or notice may state that we are extending the Consent Solicitation for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which the Requisite Consents have been received.

         We reserve the right to terminate the Consent Solicitation at any time from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Information Agent. Any such termination will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the holders).

Solicitation Agent, Information Agent, Tabulation Agent and Paying Agent

         We have retained Lehman Brothers as Solicitation Agent in connection with the Consent Solicitation. The Solicitation Agent will solicit consents and will respond to your inquiries. The Solicitation Agent will receive a fee for its services in connection with the Consent Solicitation and reimbursement of reasonable out-of-pocket expenses. We have agreed to indemnify the Solicitation Agent against certain liabilities and expenses, including liabilities under the securities laws, in connection with the Consent Solicitation.

         We have retained D.F. King & Co. as Information Agent and Tabulation Agent in connection with the Consent Solicitation. D.F. King & Co. will receive and tabulate consents and will receive customary fees for such services and reimbursement of reasonable out-of-pocket expenses.

         We have retained The Bank of New York as paying agent in connection with the Consent Solicitation. The paying agent will pay the Consent Payments, on behalf of us, to holders entitled to receive a Consent Payment. The paying agent will receive a customary fee for such services.

         Questions with respect to the terms of the Consent Solicitation and requests for assistance may be directed to the Solicitation Agent or the Information Agent at its address and telephone number set forth on the back cover of this Consent Solicitation Statement. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation. Requests for additional copies of this Consent Solicitation Statement and the accompanying Letter of Consent and other related documents should be directed to the Information Agent. All executed Letters of Consent and any other documents required by the Letters of Consent should be directed to the Tabulation Agent at the address set forth in the Letter of Consent, and not to us or the Solicitation Agent.

Fees and Expenses

         We will bear the costs of the Consent Solicitation, including the fees and expenses of the Solicitation Agent, the Information Agent and the Tabulation Agent. We will reimburse banks, trust companies, securities dealers, nominees. custodians and fiduciaries for their reasonable expenses in forwarding Consent Solicitation Statements, Letters of Consent and other materials to beneficial owners of notes.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following is a general discussion of certain of the U.S. federal income tax consequences of the Proposed Amendments, the Requested Waivers and the Consent Payments. This summary is based upon the relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

         This summary does not address all of the federal income tax consequences that may be relevant to a holder of notes in light of such holder's particular tax situation or to certain classes of holders subject to special treatment under the federal income tax laws (for example, dealers in securities, banks, insurance companies, S corporations, nonresident aliens, foreign corporations and tax-exempt entities), nor does it address any aspect of gift, estate, state, local or foreign taxation. This discussion is directed to holders who hold their notes as capital assets. You are urged to consult your own tax advisors regarding the tax consequences of the Proposed Amendments and of receiving Consent Payments, including the application and effect of any gift, estate, applicable state, local, foreign income or other tax laws.

         As used herein, a "U.S. holder" means a holder of a note that is (i) a citizen or resident of the U.S., (ii) a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision thereof,
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the supervision of a court within the U.S. and one or more U.S. persons control all substantial decisions of the trust or (y) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A "non-U.S. holder" is a holder that is not a U.S. holder.

Holders Who Are U.S. Persons

The Proposed Amendments, Requested Waivers and Consent Payments

         Under general principles of U.S. federal income tax law, the modification of a debt instrument creates a deemed exchange (upon which gain or loss may be realized) if such modification is a "significant modification" under applicable Treasury regulations (the "Regulations").Under the Regulations, the modification of a debt instrument is a "significant" modification if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is "economically significant." The Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

         A change in the yield of a debt instrument is a significant modification under the Regulations if the yield of the modified instrument (determined after taking into account any Consent Payment paid as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or 5 percent of the annual yield of the unmodified instrument. The Regulations also provide that two or more modifications within any five year period constitute a significant modification if, had they been done as a single change, the change would have resulted in a significant modification.

         We believe that your consent to the Proposed Amendments and Requested Waivers and your receipt of the Consent Payment should not cause a significant modification of the notes under the Regulations and therefore should not result in a deemed exchange of the notes for U.S. federal income tax purposes. In this case, income would be recognized by U.S. holders only to the extent of the Consent Payment received, if any. Even if the adoption of the Proposed Amendments and receipt of the Consent Payment results in a deemed exchange of the old notes for new notes, we believe that the deemed exchange of the notes would likely constitute a tax-free recapitalization for U.S. federal income tax purposes and that gain would be recognized by U.S. holders only to the extent of the Consent Payment received, if any.

         The tax consequences of a U.S. holder's receipt of the Consent Payment is unclear. We intend to treat the Consent Payment for U.S. federal income tax purposes as an amount paid to U.S. holders in consideration of the consent pursuant to the Consent Solicitation. If such treatment were respected, U.S. holders of the notes would recognize ordinary income in the amount of the Consent Payment received, if any. Alternatively, the Consent Payment might be treated as a principal payment on the notes and could constitute a return of capital (not currently taxable), possibly creating original issue discount. However, we will not report the Consent Payment as giving rise to any original issue discount, nor will we report any deduction for the original issue discount going forward.

Backup Withholding

         Under federal income tax law, in certain circumstances a U.S. holder of notes may be subject to backup withholding with respect to the Consent Payments, unless such holder (i) is a corporation or is otherwise exempt and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

Holders who are Non-U.S. Persons

         Although it is not entirely clear that United States federal withholding tax is applicable to the payment of the Consent Payments, such tax will be withheld from a Consent Payment to a non-U.S. holder, at a rate of 30% unless (i) such non-U.S. holder is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Payment is effectively connected and provides a properly executed IRS Form W-8ECI or (ii) a tax treaty between the United States and the country of residence of the non-U.S. holder eliminates or reduces the withholding on other income and such non-U.S. holder provides a properly executed IRS Form W-8BEN. Non-U.S. holders should consult their own tax advisors regarding the availability of a refund of any withholding tax.

         THE PRECEDING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INTENDED FOR GENERAL INFORMATION ONLY, AND DOES NOT CONSTITUTE TAX ADVICE. HOLDERS OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PROPOSED AMENDMENTS AND THE CONSENT PAYMENTS.

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                              CONSENT SOLICITATION
                          in respect of all outstanding
                   11 7/8% Senior Subordinated Notes Due 2008
                               CUSIP No. 008540AB2

                                       of

                              Agrilink Foods, Inc.

         Facsimile copies of the Letter of Consent, properly and duly executed, will be accepted (facsimile transmissions should be confirmed by physical delivery no later than 5:00 p.m., New York City time, on the second business day following the Expiration Date). You or your broker, dealer, commercial bank, trust company or other nominee should send the Letter of Consent and any other required documents to the Tabulation Agent at the address set forth below.

         Any questions or requests for assistance or additional copies of this Consent Solicitation Statement or the Letter of Consent may be directed to the Information Agent at its telephone number and location set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

   The Information Agent and Tabulation Agent for the Consent Solicitation is:

                                 D.F. KING & CO.
                                 77 Water Street
                                New York, NY 10005
                         Banks and brokers call collect:
                                 (212) 269-5550
                         All others call:(800) 669-5550

        By Registered or Certified Mail, by Hand or by Overnight Courier:

                                 77 Water Street
                               New York, NY 10005
                               Attention: Tom Long

                                  By Facsimile:
                                 (212) 809-8839

                              Confirm by Telephone:
                                 (212) 493-6920

DELIVERY OF A CONSENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE FOR THE TABULATION AGENT, OR TRANSMISSION OF A CONSENT VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

         Any questions regarding the terms of the Consent Solicitation may be directed to the Solicitation Agent at its telephone number set forth below:

            The Solicitation Agent for the Consent Solicitations is:

                                 LEHMAN BROTHERS
                         745 Seventh Avenue - 3rd Floor
                            New York, New York 10019
                           Call collect:(212) 528-7581
                          Call Toll-Free:(800) 438-3242
                             Attention: Emily Shanks